Exhibit 2.1

EXECUTION COPY

ACQUISITION AGREEMENT

by and among

C-COR INCORPORATED

and

BROADBAND ROYALTY CORPORATION

(as Buyer)

and

OPTINEL SYSTEMS, INC.

(as Seller)

August 27, 2004

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3.26.	Stockholder Approval	28
3.27.	Suppliers.	28

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER		28

4.1.	Organization and Authority	29
4.2.	Authorization; Binding Obligation	29
4.3.	No Violations.	29

ARTICLE V CERTAIN COVENANTS		30

5.1.	Information.	30
5.2.	Ancillary Agreements	30
5.3.	Tax Reporting and Allocation of Consideration	31
5.4.	Tax Matters.	31
5.5.	Employees and Employee Benefits; Options.	33
5.6.	Notice to Buyer	35
5.7.	Conduct of the Business	36
5.8.	Covenant Not to Compete; Nonsolicitation.	38
5.9.	Consents	38
5.10.	Notice to Customers	39
5.11.	Confidentiality	39
5.12.	Estoppel Certificates	39
5.13.	Accounts Receivable and Related Claims	39
5.14.	Exclusive Dealing	39
5.15.	Intangible Asset Information	40
5.16.	Certified Financial Statements	40
5.17.	Transfer of Facilities	40
5.18.	Intellectual Property	40
5.19.	Governmental Permits	41
5.20.	Settlement of Litigation	41
5.21.	Stockholder Approval	41
5.22.	Facilities Lease	41
5.23.	Satisfaction of Liens	41
5.24.	Satisfaction of Excluded Liabilities	41
5.25.	Transition	41
5.26.	Audited Financial Statements	42
5.27.	Bridge Loan Waivers	42
5.28.	Warrant Holder Notices.	42

ARTICLE VI CLOSING		42

6.1.	Conditions Precedent to Each Party’s Obligations	42
6.2.	Conditions Precedent to Buyer’s Obligations	42
6.3.	Conditions Precedent to Seller’s Obligations	45

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ARTICLE VII INDEMNIFICATION AND SURVIVAL		45

7.1.	Indemnification and Survival of Representations and Warranties and Covenants.	45
7.2.	Indemnification Procedures	46
7.3.	Limitations.	47
7.4.	Dispute Resolution	47

ARTICLE VIII TERMINATION		48

8.1.	Termination.	48
8.2.	Procedure and Effect of Termination	48
8.3.	Waiver	49

ARTICLE IX MISCELLANEOUS		49

9.1.	Notices	49
9.2.	Expenses	50
9.3.	Entire Agreement	50
9.4.	Assignment; Binding Effect; Severability	50
9.5.	Governing Law.	50
9.6.	Execution in Counterparts	51
9.7.	Public Announcement	51
9.8.	No Third Party Beneficiaries	51
9.9.	Further Assurances	51
9.10.	Interpretation	51
9.11.	Amendments	52

iii

ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT (the “Agreement”) is dated as of August 27, 2004 between Optinel Systems, Inc., a Delaware corporation (“Seller”), C-COR Incorporated, a Pennsylvania corporation (“C-COR”), and Broadband Royalty Corporation, a Delaware corporation and wholly-owned subsidiary of C-COR (“BRC” and together with C-COR, “Buyer”).

RECITALS

WHEREAS, Seller is engaged in the Business (as hereinafter defined);

WHEREAS, the Board of Directors of Seller and the Boards of Directors of Buyer have determined that Seller’s sale of certain assets and liabilities of the Business to Buyer on the terms and conditions set forth herein (the “Sale”) is consistent with and in furtherance of the long-term business strategies of Seller and Buyer, and is fair to, and in the best interests of Seller, Buyer and their respective stockholders; and

WHEREAS, Seller will transfer certain assets and liabilities of the Business to Buyer, and Buyer will accept such assets and assume such liabilities from Seller, on the terms and conditions set forth herein. Seller and Buyer will enter into the Escrow Agreement (as hereinafter defined), assumption agreements and other ancillary agreements regarding certain actions relating to implementation of the transactions contemplated hereby (the “Ancillary Agreements”); and

NOW, THEREFORE, in consideration of the premises, representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

1.1. Defined Terms. For the purposes of this Agreement, the following words and phrases shall have the following meanings:

“Accounting Principles” shall have the meaning set forth in Section 3.4.

“Accounts Payable” shall have the meaning set forth in Section 3.20.

“Accounts Receivable” shall have the meaning set forth in Section 3.20.

“Affiliate” of a Person means any Person controlling, controlled by, or under common control with, such Person. For purposes of this definition, “control” means the power to direct the management and policies of a Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agreement” shall have the meaning set forth in the Recitals.

“Ancillary Agreements” shall have the meaning set forth in the Recitals.

“Appraisal” shall have the meaning set forth in Section 5.15.

“Asset Acquisition Statement” shall have the meaning set forth in Section 5.3.

“Assumed Liabilities” shall have the meaning set forth in Section 2.3.

“Audited Financial Statements” shall have the meaning set forth in Section 5.16.

“Balance Sheet” shall mean the balance sheet of the Seller as of June 30, 2004.

“BRC” shall have the meaning set forth in the Recitals.

“Bridge Loan Waivers” shall have the meaning set forth in Section 5.27.

“Business” shall mean the manufacture, sale and service of communications network systems and components carried on by Seller from any time during the period beginning twelve (12) months prior to the date of this Agreement through the Closing. Business shall exclude Excluded Liabilities, Excluded Assets and Business Employees other than Transferred Employees.

“Business Enterprise Product” shall mean the following products offered for sale as of the Closing Date by Seller: product families of customer premise equipment, layer two switches, media converters, CWDM mux/demux, and associated hardware such as chassis and power supply as more specifically set forth on Schedule 1.1, and any versions of such products offered for sale after the Closing Date by Buyer notwithstanding any change in name or product number related to such products.

“Business Financial Statements” shall have the meaning set forth in Section 3.4.

“Business Intellectual Property” shall have the meaning set forth in Section 3.18.

“Business Day” means each day on which banks in New York, New York are open for business.

“Business Employees” means all individuals who are employed by Seller in relation to the Business, including all independent contractors engaged by Seller as of the date hereof.

“Buyer” shall have the meaning set forth in the Recitals.

“Certified Financial Statements” shall have the meaning set forth in Section 5.16.

“Closing” shall have the meaning set forth in Section 2.5.

“Closing Balance Sheet” shall have the meaning set forth in Section 2.6.

“Closing Date” shall have the meaning set forth in Section 2.5.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any information concerning the business and affairs of Seller or its Affiliates or the Business that is not generally available to the public, unless such information is or becomes readily ascertainable from published information or trade sources or is publicly disclosed through no breach of any confidentiality obligation.

“Contract” or “Contracts” shall mean all contracts, contractual rights, agreements, leases, purchase orders, warranty rights, sales order or any other agreement relating to the Business, the Purchased Assets or the Assumed Liabilities.

“Damage” or “Damages” means any and all losses, liabilities, damages, penalties, obligations, awards, fines, deficiencies, diminution in value, interest, claims (including third party claims, whether or not meritorious), costs and expenses whatsoever (including reasonable attorneys’, accountants’ and environmental consultants’ fees and disbursements).

“Earn-Out Payment” shall have the meaning set forth in Section 2.6.

“Earn-Out Payment Calculation” shall have the meaning set forth in Section 2.6.

“Earn-Out Dispute Notice” shall have the meaning set forth in Section 2.6.

“Employee Compensation Payments” shall mean (a) any amounts due to Business Employees for accrued wages, salaries, vacation or other benefits, (b) deferred salary obligations, including employee benefit, pension, health, retirement, option, stock, bonus, incentive or other such plan or compensation arrangement of Seller and (c) any payments in connection with Business Employee severance and any amounts due to Business Employees as a result of the Sale, to the extent required to be paid before, or as a result of, the Closing, including those certain employment agreements entered into by and between Seller and Irl Duling, Sandeep Vohra and James Faust, respectively.

“Encumbrance” shall mean any encumbrance of any kind whatsoever and includes any charge, claim, security interest, community property interest, mortgage, deed of trust, lien, judgment, tax lien, sewer rent, assessment, mechanics’ or materialmen’s liens, hypothecation, pledge, use, condition, occupancy, assignment, operation or ownership, easement, servitude, right of way, restriction, tenancy, encroachment or burden or any other right or claim and any restrictive covenant or other agreement, restriction or limitation of the subject property.

“Environmental Laws” shall have the meaning set forth in Section 3.12.

“Environmental Liabilities” means, regardless of whether any of the following are contained in any disclosure schedule to this Agreement or otherwise disclosed to Buyer prior to Closing, any and all Damages, known or unknown, foreseen or unforeseen, whether contingent or otherwise, fixed or absolute, present or future, arising out of or related to:

(i) environmental conditions, including, the presence, Release, threat of Release or Management of Hazardous Substances, occurring or existing prior to the Closing Date, at, on, in, under or from the Premises, the Purchased Assets or any other property now or previously owned, operated or leased by Seller or in connection with the operation of the Business; or

(ii) environmental conditions arising from the off-site transportation, storage, treatment, recycling or disposal of Hazardous Substances prior to the Closing Date generated by or on behalf of Seller or in connection with the operation of the Business; or

(iii) any violation which occurred prior to the Closing of any then-applicable Environmental Law (including costs and expenses for pollution control or monitoring equipment required by Environmental Laws to bring the Business into compliance with Environmental Laws and fines, penalties and reasonable defense costs incurred for such reasonable time after the Closing to come into compliance).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means (i) any corporation included with Seller in a controlled group of corporations within the meaning of Section 414(b) of the Code; (ii) any trade or business (whether or not incorporated) which is under common control with Seller within the meaning of Section 414(c) of the Code; (iii) any member of an affiliated service group of which Seller is a member within the meaning of Section 414(m) of the Code; or (iv) any other person or entity treated as an affiliate of Seller under Section 414(o) of the Code.

“Escrow Agreement” shall have the meaning set forth in Section 2.7.

“Escrow Fund” shall have the meaning set forth in Section 2.7.

“Estoppel Certificates” shall have the meaning set forth in Section 5.12.

“Excluded Assets” shall have the meaning set forth in Section 2.2.

“Excluded Liabilities” shall have the meaning set forth in Section 2.4.

“Facilities Lease” means that certain Lease Agreement, dated October 12, 2000, as amended by First Amendment to Lease, entered into August 24, 2004, between Seller, as lessee, and Brit-6835 Deerpath, LLC, as landlord.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means the government of the United States of America or any foreign country, or any state, province, municipality or other political subdivision thereof or therein, or any court, tribunal, agency, department, board, instrumentality, authority or commission (including regulatory and administrative bodies) of any of the foregoing.

“Governmental Permits” shall mean any and all of the governmental permits, licenses, certificates, building permits, variances, approvals, registrations, authorizations and other licenses relating to the use or occupancy of the Premises, issued to Seller with respect to the Business or which are used by Seller in, or otherwise necessary or material to, the operation of the Business, the use by Seller of the Premises, or the conduct of the Business at the Premises, or which are otherwise required by law to be transferred to Buyer.

“Hazardous Substances” shall have the meaning set forth in Section 3.12.

“Including” or any variation thereof means “including without limitation” and the term “including” or any variation thereof shall not be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it.

“Indebtedness” means (i) all liabilities for borrowed money or for the deferred purchase price of property or services, (ii) liabilities as lessee under leases of real and/or personal property which have been or should be, in accordance with GAAP, recorded as capital leases, (iii) liabilities secured by any Encumbrance on property owned or acquired, whether or not such liability shall have been assumed, (iv) guaranties, endorsements (other than for collection in the ordinary course of business) and other contingent obligations whether secured or not in respect of the obligations of other Persons, (v) liabilities in respect of unfunded vested benefits, (vi) reimbursement obligations in respect of letters of credit, banker’s acceptances, surety or other bonds and similar instruments whether or not matured, and (vii) all obligations arising under any consulting or noncompetition agreement entered into in connection with an acquisition of assets or the purchase of stock or other equity interests of any Person, to the extent such obligations have been capitalized.

“Indemnified Person” shall have the meaning set forth in Section 7.1.

“Indemnifying Person” shall have the meaning set forth in Section 7.1.

“Initial Working Capital Adjustment” shall have the meaning set forth in Section 2.6.

“Intellectual Property” means (i) inventions, whether or not patentable, reduced to practice or made the subject of one or more pending Patent applications, and whether or not under design or development, (ii) national and multinational statutory invention registrations, Patents and all improvements to the inventions disclosed in each such registration or Patent, (iii) trademarks, service marks, trade dress, logos, slogans, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all variations, derivations, combinations, registrations and applications for registration or renewals of the foregoing and all goodwill associated therewith, (iv) copyrights (whether or not registered) and registrations and applications for registration or renewals thereof in the United States and all other nations throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, (v) Internet domain names and registrations and applications for registration or renewals thereof registered in the United States (e.g., associated with the .com, ..de, ca, .au, .net or .org top level domains) and all other nations throughout the world, (vi) computer software (including source code, object code, firmware, operating systems and specifications), (vii) trade secrets and, whether or not confidential, business information (including pricing and cost information, business and marketing plans and customer and supplier lists) and know-how (including manufacturing and production processes and techniques and research and development information) owned or licensed by Seller, (viii) industrial designs (whether or not registered), (ix) databases and data collections, (x) copies and tangible embodiments of any of the foregoing, in whatever form or medium (including electronic media), (xi) all rights to obtain and rights to apply for Patents and to register trademarks and copyrights, (xii) all rights in all of the foregoing provided by treaties, conventions and common law, (xiii) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing, and (xiv) licenses to any of the foregoing.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” means with respect to any representation, warranty or statement of any Person that is qualified by such Person’s “knowledge,” the actual knowledge of such Person, and (i) in the case of Seller, the knowledge, after reasonable investigation, of the following executives: Sandeep Vohra and Barry Utz; and (ii) in the case of Buyer, the knowledge, after reasonable investigation, of the following executives: David A. Woodle and William T. Hanelly.

“Leased Real Estate” shall have the meaning set forth in Section 3.16.

“Lease” or “Leases” shall have the meaning set forth in Section 3.16.

“Leave of Absence” means an approved absence from employment that is classified as sick time, personal leave, family leave, industrial leave or Medical Leave.

“Manage” or “Management” when used with respect to Hazardous Substances, has the meaning set forth in Section 3.12.

“Material Adverse Effect” means any change or effect (or series of related changes or effects) which has had or could have a material adverse change in or effect upon the condition (financial or otherwise) or results of operations of the Business or the Purchased Assets in the aggregate, excluding any change or effect attributable to or resulting from (i) this Agreement or the transactions contemplated hereby or the announcement thereof, (ii) actions or omissions, or effects of actions or omissions, taken with the prior written consent, or at the direction, of Buyer, (iii) changes in general economic or market conditions or prevailing interest rates, including, without limitation, changes affecting the industry in which Seller operates, or (iv) changes in laws or accounting standards, principles or interpretations.

“Material Real Estate Impairment” shall mean a material impairment or interference of the use of, or the conduct of the Business at, any one or more of the individual Premises so affected.

“Measurement Period” means the period beginning on the Closing Date and ending on the date that is thirty (30) days after the first anniversary of the Closing Date.

“Medical Leave” means an absence from employment that is classified as short-term disability, long-term disability or permanent medical leave.

“Multiemployer Plan” shall have the meaning ascribed thereto in Sections 3(37) and 4001(a)(3) of ERISA.

“Non-Assignable Assets” shall have the meaning set forth in Section 2.8.

“Option” means outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating Seller or any of its Affiliates or any stockholder thereof to issue, deliver or sell, or cause to be issued, delivered or sold or otherwise to become outstanding, additional equity interests of Seller or obligating Seller to grant, extend or enter into any such agreement or commitment.

“Patents” means U.S. and non-U.S. patents, patent applications and industrial design registrations together with any continuations, continuations-in-part or divisional applications thereof, all patents and industrial design registrations issuing thereon, and all patents, industrial design registrations and applications claiming priority therefrom (including reissues, renewals and reexaminations of the foregoing).

“Permitted Encumbrances” means (i) the Encumbrances and exceptions set forth in Schedule 3.6.1; (ii) any Encumbrance created pursuant to this Agreement or the Ancillary Agreements, (iii) any lien for current Taxes not yet due and payable or that Seller is contesting in good faith through applicable proceedings, and (iv) other customary imperfections in title not material in extent or amount and which, individually or in the aggregate, do not interfere with the conduct of the Business or with the use of the Purchased Assets, do not cause a Material Real Estate Impairment to any Premises and do not materially affect the value of the Purchased Assets, taken collectively.

“Person” means and includes any individual, corporation, partnership, firm, association, joint venture, joint stock company, trust or other entity, or any government or regulatory administrative or political subdivision or agency, department or instrumentality thereof.

“Plans” shall have the meaning set forth in Section 3.10.

“Premises” means the Leased Real Estate.

“Purchased Assets” shall have the meaning set forth in Section 2.1.

“Purchased Business Intellectual Property” shall mean the Business Intellectual Property owned by Seller and conveyed to Buyer as a Purchased Asset.

“Release” shall have the meaning set forth in Section 3.12.

“Remediation” means investigation, cleanup, remedial action or other response action.

“Returns” means all returns, declarations, reports, statements and other documents required under a Tax Law to be filed with a Governmental Authority in respect of Taxes, and includes any Forms W-2, 1099 or similar documents required under any Tax Law to be provided to a person other than a Governmental Authority (and “Return” means any one of the foregoing Returns).

“Sale” shall have the meaning set forth in the Recitals.

“Seller” shall have the meaning set forth in the Recitals.

“Seller’s Working Capital Certificate” shall have the meaning set forth in Section 2.6.

“Shortfall” shall have the meaning set forth in Section 2.6.

“Single Employer Plan” shall have the meaning ascribed thereto in Section 4001(a)(15) of ERISA.

“Statement of Allocation” shall have the meaning set forth in Section 5.3.

“Straddle Period Taxes” shall have the meaning set forth in Section 5.4.

“Stockholders Approval” shall have the meaning set forth in Section 3.26.

“Sub-Lease” shall have the meaning set forth in Section 5.22.

“Sub-Lease Consent” shall have the meaning set forth in Section 5.22.

“Subsidiary” means as to any Person, a corporation or other entity of which shares of stock or other equity ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation or other entity are at the time owned, directly or indirectly, through one or more intermediaries, or both, by such Person.

“Taxes” means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, add on or alternative minimum tax, occupancy, withholding, payroll, fringe benefits, employment, excise, severance, stamp, value added, goods and services, occupation, premium, property (including, without limitation, real property taxes and any assessments, special or otherwise), windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto (and “Tax” means any one of the foregoing Taxes).

“Tax Law” means a statute, regulation or administrative rule or judicial opinion enacted, issued or promulgated for the determination, imposition, assessment or collection of any Tax.

“Third Party Business Intellectual Property” means Intellectual Property used in the Business or the Purchased Assets but is owned by a third party and licensed by Seller.

“Transfer Taxes” shall have the meaning set forth in Section 5.4.

“Transferred Employees” shall have the meaning set forth in Section 5.5.

“Working Capital” means, as of any date, the amount equal to the difference between current assets less Excluded Assets and current liabilities less Excluded Liabilities, as determined in accordance with GAAP.

ARTICLE II

THE TRANSACTION

2.1. Sale and Purchase of Assets.

(a) Purchase and Sale of the Purchased Assets. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in and to all assets of Seller other than Purchased Business Intellectual Property, including the assets listed on Schedule 2.1 (including causes of action, rights of action, contract rights and warranty and product liability claims against third parties) other than Excluded Assets, free and clear of any Encumbrances except Permitted Encumbrances (together with the Purchased Business Intellectual Property, the “Purchased Assets”).

(b) Purchase and Sale of the Purchased Business Intellectual Property. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall sell, transfer, assign, convey and deliver to BRC, and BRC shall purchase and assume from Seller, all of Seller’s right, title and interest in and to the Purchased Business Intellectual Property free and clear of any Encumbrances, except Permitted Encumbrances.

2.2. Excluded Assets. It is hereby expressly acknowledged and agreed that Seller is not selling, transferring or assigning to Buyer, and Buyer is not purchasing or acquiring from Seller the assets listed on Schedule 2.2 (the “Excluded Assets”).

2.3. Assumed Liabilities. On the Closing Date, Buyer shall assume and agree to pay, perform or otherwise discharge, in accordance with its terms and subject to the respective conditions thereof, subject to the provisions of Section 2.4, all of the liabilities of Seller to the extent reflected on Schedule 2.3 and all of the liabilities arising from the Contracts set forth on Schedule 2.1, other than the Excluded Liabilities set forth in Section 2.4(a) through (k) (the “Assumed Liabilities”).

2.4. Excluded Liabilities. It is hereby acknowledged and agreed that, except for the Assumed Liabilities, Buyer shall not assume or be obligated to pay, perform or otherwise discharge any obligations or liabilities of Seller or any of its Affiliates, whether or not related to the Business and whether direct or indirect, known or unknown, or absolute or contingent, including, but not limited to, the following (all of such obligations and liabilities not so assumed by Buyer being herein called the “Excluded Liabilities”):

(a) any liabilities, payables or obligations to the extent related to Excluded Assets;

(b) any Taxes of Seller or any of its Affiliates as a result of Seller’s operation of the Business or ownership of the Purchased Assets prior to the Closing;

(c) except as otherwise provided in Section 5.4 hereof, any liability for Taxes of Seller incident to or arising from the consummation of the transactions contemplated under this Agreement, including any bulk sales, sales or use taxes imposed on the transfer of the assets from Seller to Buyer, or similar taxes incident to the Sale;

(d) any liability for any Taxes of Seller or any of its Affiliates or of any consolidated, combined or unitary group of which Seller is or was a member, including (but not limited to) any liability pursuant to Treasury Regulation Section 1.1502-6 or any analogous state, local or foreign tax provisions;

(e) any liability for Taxes of another Person resulting from an agreement entered into by Seller or any of its Affiliates, pursuant to which Seller or any of its Affiliates has an obligation in respect of the Taxes of such other Person;

(f) any liability in respect of any Employee Compensation Payments or the disposition of Options under Seller’s Option Plan;

(g) any liabilities or obligations of Seller or any of its Affiliates for any professional, financial advisory or consulting fees and expenses incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement and the transactions contemplated hereby, or any other proposed transaction for the direct or indirect sale of the Business or any portion thereof, including, the fees, expenses and disbursements of Seller’s counsel and accountants (including accountants fees, expenses and disbursements in connection with the preparation of the Business Financial Statements);

(h) any liability or obligation of Seller or any of its Affiliates for Indebtedness, including any secured convertible promissory notes and promissory notes in favor of Western Technology Investment;

(i) any liability or obligation to which any Buyer, any Purchased Assets or the Business becomes subject that would not otherwise constitute an Assumed Liability arising as a result of failure to comply with bulk sales laws or any similar law;

(j) any liability or obligation for which Seller has agreed to indemnify Buyer under this Agreement or the Ancillary Agreements; and

(k) any liability or obligation designated as an Excluded Liability on Schedule 2.4(k) or any other Schedule to this Agreement.

(l) any liability, except to the extent of Buyer’s obligations pursuant to the Sub-Lease, arising out of or relating to the Facilities Lease or the letter of credit in the initial amount of $872,400 in favor of the landlord to secure payments required pursuant to the Facilities Lease.

2.5. The Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place at the offices of Ballard Spahr Andrews & Ingersoll, LLP, 1735 Market Street, 51st Floor, Philadelphia, Pennsylvania 19103, or at such other place as shall be mutually agreed to by the parties hereto, on the date and time (the “Closing Date”) selected by Buyer that is within five (5) Business Days after the satisfaction or waiver of all of the Closing conditions set forth in Article VI hereto. The effective time of the transactions contemplated hereby shall be deemed to be 11:59 p.m. (EST) on the Closing Date.

2.6. Purchase Price.

(a) Buyer will pay Seller an aggregate purchase price of nine million five hundred thousand dollars ($9,500,000) in cash (the “Initial Purchase Price”) minus the Working Capital Adjustment, if any, plus the Earn-Out Payments in cash for the Purchased Assets (collectively, the “Purchase Price”), plus the assumption of the Assumed Liabilities.

(b) The Initial Purchase Price shall be adjusted as follows:

(i) At the Closing, the Chief Financial Officer of Seller will deliver to Buyer an estimated balance sheet of Seller as of the Closing (the “Closing Balance Sheet”), which shall include a certificate of the Chief Financial Officer calculating Seller’s estimate of Working Capital as of Closing computed on the same basis as the Business Financial Statements (“Seller’s Working Capital Certificate”). In the event that the estimated Working Capital as reflected on Seller’s Working Capital Certificate is less than $0 (in such event, the difference shall be the “Shortfall”), then Buyer shall hold back from the Purchase Price one hundred thousand dollars ($100,000) (the “Holdback”) plus an amount equal to the Shortfall, if any (“Initial Working Capital Adjustment”).

(ii) Within sixty (60) days after the Closing Date, Buyer shall calculate, computed on the same basis as the Business Financial Statements, and submit to Seller a certificate of Chief Financial Officer of Buyer stating the Working Capital as of the Closing Date of Seller (“Buyer’s Working Capital Certificate”).

(A) In the event that the Working Capital as reflected on Buyer’s Working Capital Certificate is less than $0, then Buyer shall be entitled to a downward adjustment in the Initial Purchase Price on a dollar for dollar basis equal to the amount of such shortfall if any (the amount of such adjustment, the “Working Capital Adjustment”). Buyer shall retain from the Holdback an amount equal to the Working Capital Adjustment and remit the balance of the Holdback, if any, within fifteen (15) Business Days after delivery of Buyer’s Working Capital Certificate.

(B) In the event that the Working Capital as reflected on Buyer’s Working Capital Certificate is equal to or greater than $0, Buyer shall remit the entire amount of the Holdback to Seller within fifteen (15) Business Days after delivery of Buyer’s Working Capital Certificate.

(iii) In the event that Seller disputes the Buyer Working Capital Adjustment, then Seller shall deliver a written notice of dispute to Buyer setting forth in detail the nature of the dispute within ten (10) Business Days after receipt of Buyer’s Working Capital Certificate (“Ten Day Notice”), Seller and Buyer shall negotiate in good faith to resolve such dispute within thirty (30) days after delivery of Buyer’s Working Capital Certificate. If the parties cannot resolve such dispute within such time period, then they shall submit such dispute to arbitration pursuant to provisions of Section 7.4. In the event that Seller fails to deliver the Ten Day Notice within the time set forth in this subsection, the Buyer Working Capital Adjustment shall be deemed final and conclusive.

(c) At the Closing, Seller shall pay all Employee Compensation Payments; including any “gross up” amounts Seller is required to pay in the event of any 280G adjustments required to be paid as a result of such Employee Compensation Payments.

(d) In addition to the Initial Purchase Price, Buyer shall pay to Seller earn-out payments equal to the product of revenue recognized during the Measurement Period from the sale of Business Enterprise Products, in excess of $600,000, multiplied by one and five tenths (1.5) (the “Earn-Out Payments”). The Earn-Out Payments shall be calculated and paid as follows:

(i) On or before forty-five (45) days following the end of each fiscal quarter during the Measurement Period, Buyer shall deliver to Seller a statement of the Earn-Out Payment due for such fiscal quarter (“Earn-Out Payment Calculation”), which statement shall be accompanied by supporting documentation including information related to revenue recognition for that fiscal quarter based on sales of Business Enterprise Product, provided that for the last fiscal quarter during the Measurement Period, Buyer shall not be obligated to deliver the Earn-Out Payment Calculation prior to the completion of audited financial statements covering such Measurement Period, but in no event later than seventy-five (75) days following the close of the last fiscal quarter of the Measurement Period. A copy of Buyer’s policy for revenue recognition is set forth on Schedule 2.6(i).

(ii) In the event that Seller disputes any Earn-Out Payment Calculation, then Seller shall deliver a written notice of dispute to Buyer setting forth in detail the nature of the dispute within ten (10) Days after receipt of the Earn-Out Payment Calculation (“Earn-Out Dispute Notice”). Seller and Buyer shall negotiate in good faith to resolve such dispute within thirty (30) days after delivery of the Earn-Out Dispute Notice. During such thirty (30) day period, Seller shall have access to the books and records of Buyer necessary to verify the Earn-Out Payment Calculation. If the parties cannot resolve such dispute within such thirty (30) day period, then they shall submit such dispute to arbitration pursuant to provisions of Section 7.4. In the event that Seller fails to deliver the Earn-Out Dispute Notice within the ten (10) day time period set forth in this subsection, the Earn-Out Payment Calculation shall be deemed final and conclusive.

(iii) In the event that Seller does not deliver an Earn-Out Dispute Notice, Buyer shall pay to Seller on or before ninety (90) days following the end of the fiscal quarter covered by the Earn-Out Payment Calculation, the Earn-Out Payment reflected thereon; provided that with respect to the last fiscal quarter during the Measurement Period, Buyer shall pay the Earn-Out Payment on or before one hundred and twenty (120) days following the end of the last fiscal quarter of the Measurement Period.

(iv) The aggregate amount of all Earn-Out Payments shall not exceed six million dollars ($6,000,000).

(v) Buyer shall in good faith make all sales of Business Enterprise Product reasonably practicable during the last quarter of the Measurement Period.

(e) Buyer shall pay the Purchase Price to Seller in cash as follows: (i) at Closing, the Initial Purchase Price less amounts equal to (A) the Initial Working Capital Adjustment; (B) the Holdback and (C) the Escrow Fund; (ii) pursuant to the terms of Section 2.6(b)(ii), the amount of the Holdback in excess of the Working Capital Adjustment; (iii) pursuant to the terms of Section 2.6(d), the Earn-Out Payments; and (iv) pursuant to the terms of Article VII and the Escrow Agreement, the balance of the Escrow Fund. All cash payments shall be made by wire transfer of immediately available funds into an account specified by Seller at least three (3) Business Days prior to the Closing. The allocation of the Purchase Price among the Purchased Assets shall be mutually agreed upon by the parties.

2.7. Escrow Account. At Closing, Seller, Buyer and the Escrow Agent will execute and deliver an escrow agreement, in substantially the form of Exhibit 2.7 (the “Escrow Agreement”). At Closing, upon execution of the Escrow Agreement, Buyer will issue and deliver to the Escrow Agent cash in an amount equal to three hundred fifty thousand dollars ($350,000) (the “Escrow Fund”) which will be placed in escrow and held pursuant to Article VII. By executing the Escrow Agreement, Seller shall, without any further act, be deemed to have consented to and approved the deposit of the Escrow Fund with the Escrow Agent and to all of the other terms, conditions and limitations set forth in the Escrow Agreement.

2.8. Consent of Third Parties; Further Assurances. From time to time following the Closing, Seller shall execute and deliver, or cause to be executed and delivered, to Buyer such additional instruments of conveyance and transfer as Buyer may reasonably request or as may be otherwise reasonably necessary to more effectively convey or transfer to, and vest in, Buyer and put Buyer in possession of, any part of the Purchased Assets. Nothing in this Agreement shall be construed as an attempt or agreement to assign any asset, Contract, permit, license or other right which would otherwise be included in the Purchased Assets or Assumed Liabilities, as appropriate, but which is by its terms or by law nonassignable without the consent of the other party or parties thereto or any Governmental Authority unless such consent shall have been given, or as to which all the remedies for the enforcement thereof enjoyed by Seller or the Business would not, as a matter of law, pass to Buyer as an incident of the assignments provided for by this Agreement, as set forth on Schedule 2.8(a) (the “Non-Assignable Assets”). Seller agrees to use its commercially reasonable efforts to obtain any such consents promptly. At such time as any Non-Assignable Asset is properly assigned to Buyer, such Non-Assignable Asset shall become a Purchased Asset or Assumed Liability, as appropriate. Following the Closing and until such time as such Non-Assignable Assets may be properly assigned to Buyer, such Non-Assignable Assets shall be held by Seller in trust for Buyer and the covenants and obligations thereunder shall be performed by Buyer in the name of Seller and all benefits and obligations existing thereunder shall be for the account of Buyer. During such period, Seller shall take or cause to be taken such action in its name or otherwise as Buyer may reasonably request, at Buyer’s expense, so as to provide Buyer with the benefits of the Non-Assignable Assets and to effect collection of money or other consideration to become due and payable under the Non-Assignable Assets and Seller shall promptly pay over to Buyer all money or other consideration received by it (or its Affiliates) in respect of all Non-Assignable Assets. Following the Closing, Seller authorizes Buyer, to the extent permitted by applicable law and the terms of the Non-Assignable Assets, at Buyer’s expense, to perform all of the obligations and receive all of the benefits under the Non-Assignable Assets.

2.9. Customer Billing. In the event that Seller or any of its Affiliates receives payment after the Closing Date on invoices relating to the Purchased Assets on or after the Closing Date, Seller will promptly notify Buyer of such receipt and will promptly remit, or will cause such Affiliate to promptly remit, such payment to Buyer.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III), except as set forth in the various Schedules identified below in this Article III delivered by Seller to Buyer on the date hereof (the “Disclosure Schedule” or “Schedule”). As provided below, the Disclosure Schedule will be arranged in paragraphs responding to the Sections and lettered paragraphs contained in this Article III and any items set forth on such Disclosure Schedule shall only modify those representations and warranties specifically noted with a cross reference to the appropriate Section hereof or as to which the applicability of such information to such other representation or warranty is clear on the face of the Disclosure Schedule.

3.1. Organization and Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdictions set forth in Schedule 3.1, and Seller has full corporate power and corporate authority to execute and deliver this Agreement and the Ancillary Agreements and transactions or documents contemplated thereby, and effect the transactions contemplated hereby and thereby and has duly authorized the execution, delivery and performance of this Agreement and the Ancillary Agreements and transactions or documents contemplated thereby by all necessary corporate action. Seller has all corporate power and corporate authority necessary to carry on the Business as now conducted and to own or lease and operate its properties as and in the places where the Business is now conducted and such properties are now owned, leased or operated. Seller has no Subsidiaries.

3.2. Authorization; Binding Obligation. This Agreement has been duly executed and delivered by Seller, and constitutes the valid and legally binding obligations of Seller,

enforceable against it in accordance with its terms; except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditors’ rights generally, as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.3. No Violations.

(a) Except as disclosed on Schedule 3.3(a), the execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller and the consummation of the transactions contemplated hereby and thereby do not and will not (i) result in a breach or violation of any provision of the charter or by-laws or other governing document of Seller, (ii) result in a violation of any statute, rule, regulation or ordinance applicable to Seller or the Purchased Assets, (iii) subject to the receipt of any consents of third Persons described in Section 3.3(b), violate or result in a breach of or constitute an event of default (or an event which might, upon the passage of time or the giving of notice, or both, constitute an event of default) under any provision of, result in acceleration or cancellation of any obligation under, or give rise to a right by any party to terminate or amend its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, indenture, lien, Governmental Permit, material lease, agreement, Contract, license, instrument, or other Encumbrance, material arrangement or commitment which relates to the Business, the Assumed Liabilities or the Purchased Assets, (iv) violate any order, judgment, decree, rule or regulation of any court or any governmental agency or body, having jurisdiction over Seller or any of the Purchased Assets or (v) violate any Lease or Permitted Encumbrance, except in the case of Section 3.3(a)(iii) where failure of compliance would not individually or in the aggregate have a material adverse effect on or delay the ability of Seller to consummate the transactions contemplated hereby, or have a Material Adverse Effect.

(b) Except as set forth on Schedule 3.3(b), no consent, approval, order or authorization of, or registration, declaration or filing with, any Person is required by Seller in connection with the execution and delivery of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, and except for such consents, approvals, orders or authorizations, registrations, declarations or filings where failure of compliance would not individually or in the aggregate have a material adverse effect on or delay the ability of Seller to consummate the transactions contemplated hereby or have a Material Adverse Effect.

3.4. Financial Statements. Attached hereto as Schedule 3.4 are the consolidated financial statements of Seller for the three (3) years ended and as at December 31, 2003 together with the consolidated financial statements of Seller through the quarter ended June 30, 2004, which have, with respect to the two (2) years ended December 31, 2002, been audited by former independent auditors for Seller (such financial statements of the Business and the Balance Sheet being referred to collectively herein as the “Business Financial Statements”). The Business Financial Statements have been compiled from and are in all material respects in accordance with Seller’s books and records for the Business. The Business Financial Statements (i) fairly present the financial condition, assets and liabilities of Seller as of their dates and the results of operations of Seller for the periods then ended and (ii) have been prepared in accordance with GAAP consistently applied (the “Accounting Principles”) except for the absence of the notes thereto and subject to normal year-end adjustments. During the five (5) fiscal years ended December 31, 2003, there has not been any material change in the method of accounting or keeping of books of account or accounting practices with respect to Seller other than as required by changes in GAAP, in which event Seller has timely implemented all such required changes.

3.5. Absence of Changes. Except as disclosed on Schedule 3.5, since December 31, 2003:

(a) Seller has (i) conducted the Business only in the ordinary course and (ii) operated the Business in accordance with past practices;

(b) there has not been any material adverse change (or series of changes) in the business, condition (financial or otherwise), properties, assets, prospects or results of operations of Seller;

(c) Seller has not made or promised to make any increase in any salaries, rates of pay or other compensation or benefits of any Business Employees set forth on Schedule 5.5(b);

(d) Seller has not suffered any Damage, destruction or loss of any tangible or intangible assets, properties or items that would be a Purchased Asset in excess of $10,000;

(e) Seller has not suffered any strike or other labor trouble that has had or would reasonably be expected to have a material adverse effect on the relationship between Seller and the Transferred Employees, and has not entered into any material agreement or material negotiation with any labor union or other collective bargaining representative of any Business Employees;

(f) there has not been any adverse change or, to the Knowledge of Seller, any threat of any adverse change in any of its relations with, or any loss or, to the Knowledge of Seller, threat of loss of, any of the suppliers, distributors or customers who account for more than 5% of the source of supply or sales of the Business or which, individually or in the aggregate, has had or reasonably could be expected to have a Material Adverse Effect;

(g) there has not been any cancellation, expiration, non-renewal or waiver of any right under any Contract, license or permit which cancellation, expiration, non-renewal or waiver, has had or reasonably could be expected to have a Material Adverse Effect or a Material Real Estate Impairment; and

(h) there has not been any sale, transfer or other disposition of, or subjection to any Encumbrance of, any assets, Contracts, properties or rights of the Business, except for Permitted Encumbrances, sales of inventory or obsolete or Damaged equipment or retirement of equipment, in each case in the ordinary course of business consistent with past practice.

3.6. Title. Except as disclosed on Schedule 3.6, Seller has, and upon consummation of the transactions contemplated by this Agreement, Buyer will have good and marketable title to, or leasehold interest in, all of the Purchased Assets (other than the Non-Assignable Assets) free and clear of any Encumbrances, except for the Permitted Encumbrances set forth on Schedule 3.6.1.

3.7. Personal Property. Except as set forth on Schedule 3.7, the items of personal property included in the Purchased Assets are in good operating condition, free of any material defects (except those resulting from normal wear and operation) which individually or in the aggregate, reasonably could be expected to have a Material Adverse Effect.

3.8. Permits, Licenses. Except as set forth on Schedule 3.8, there are no Governmental Permits, licenses, certificates of inspection, certificates of occupancy or other consents or authorizations necessary for or used to carry on the Business, use the Purchased Assets, or to use and occupy any one or more of the Premises, as they are currently being used or conducted, occupied or utilized by Seller. Except as set forth on Schedule 3.8, Seller has all Governmental Permits, licenses, certificates of inspection, certificates of occupancy or other consents or authorizations necessary for or used to carry on the Business, use the Purchased Assets, or to use and occupy any one or more of the Premises, as they are currently occupied or utilized by Seller, which are required by currently effective laws, rules or regulations. Seller is and has been in material compliance with, such Governmental Permits, licenses, certificates of inspection, certificates of occupancy or other consents or authorizations, and all such Governmental Permits, licenses, certificates of inspection, certificates of occupancy or other consents or authorizations are readily transferable to Buyer.

3.9. Compliance with Laws and Litigation. Except as set forth on Schedule 3.9, with respect to the Business, the Purchased Assets, the Premises as they are currently being conducted, occupied and utilized by Seller, Seller is in material compliance with all applicable laws, rules, regulations, ordinances, decrees, orders and judgments of or from governmental authorities, including, without limitation, those relating to the use and operation of any one or more of the Premises. Except as set forth on Schedule 3.9, there are no actions, suits, proceedings or governmental investigations pending or, to the Knowledge of Seller, threatened against it with respect to the Business, the Purchased Assets or the Assumed Liabilities, or with respect to Premises, as they are currently being conducted, occupied and utilized by Seller.

3.10. Employee Matters.

(a) Except as described in Schedule 3.10(a), Seller is not, in respect of any Business Employees set forth on Schedule 5.5(b), a party to or bound as of the date hereof by any written or oral:

(i) collective bargaining agreements, employment agreements; consulting, advisory, or service agreements; deferred compensation agreements; confidentiality agreements; noncompetition agreements; termination agreements; severance agreements; retention agreements; change of control agreements; or similar agreements or policies;

(ii) stock option, stock appreciation, restricted stock, phantom stock, stock purchase, bonus, or other incentive plans or agreements.

(b) Except as described in Schedule 3.10(b), Seller, and each ERISA Affiliate of Seller, does not maintain, and is not required to contribute to, is not subject to any liability with respect to, and has not maintained, any ‘employee benefit plan’ , as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA, nor any severance pay plan, stock purchase plan, stock option plan, fringe benefit plan, bonus or incentive compensation plan, or any other deferred compensation or post-retirement insurance plan or arrangement (including any such plan or arrangement contained in an individual employment or consulting contract). Each of the plans described in Schedule 3.10(b) (the “Plans”) which is intended to qualify under Section 401(a) of the Code is tax-qualified, either (i) has received a favorable determination letter from the IRS as to its qualification under the Code that takes into account the changes required under the Tax Reform Act of 1986, and as to the tax exemption of each trust forming a part of any such Plan under Section 501(a) of the Code or (ii) is entitled to rely on an opinion letter issued with respect to a prototype or volume submitter plan with respect to such matters. Each of the Plans complies in form in all material respects and has been administered in all material respects in accordance with all applicable requirements of law and regulations thereunder. No determination letter with regard to the Plans has been revoked and, to the Knowledge of Seller, there is no reason for such revocation. Neither Seller, nor any ERISA Affiliate of Seller, maintains or contributes to, or has ever maintained or had an obligation to contribute to, a Multiemployer Plan or a plan subject to Title IV of ERISA.

(c) Seller and each affiliated entity has complied with the health care continuation requirements of Section 601, et seq., of ERISA and Section 4980B of the Code with respect to the Business Employees set forth on Schedule 5.5(b), and Seller will continue to maintain the Plans that are “group health plans” as defined in Section 4980B(g) of the Code and Section 607 of ERISA (including without limitation any medical expense flexible spending accounts) and will extend to the Business Employees set forth on Schedule 5.5(b) and other qualified beneficiaries their COBRA continuation coverage rights arising as the result of qualifying events occurring on or before the Closing Date, including with respect to the terminations of employment with Seller contemplated with respect to the transactions described in this Agreement. It is intended that Buyer shall under no circumstances be liable with respect to COBRA continuation coverage under Seller’s group health plans.

(d) Except as described in Schedule 3.10(d), there is no pending or, to the Knowledge of Seller, threatened claim which alleges any violation of any Plan or any requirement of applicable law and regulations thereunder (i) by or on behalf of any Plans or fiduciaries of any Plans, or (ii) by any employee or any participant or beneficiary against any Plan. Without limiting the generality of the foregoing, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not give rise to or subsequently result in any obligation or liability (with respect to accrued benefits or otherwise) on the part of Buyer, or any affiliate of Buyer, or any of the officers, directors, or employees of any Buyer, to any Transferred Employee or any employee or former employee of the Business, or otherwise under Sections 404, 406, 409, 502, 4069, 4201, et seq of ERISA or Section 4975 of the Code. Furthermore, Seller has complied with, shall be responsible for and have the obligation for satisfying any notice requirements in respect of events occurring, services rendered or compensation paid on or prior to the Closing Date which are required by ERISA and the Code regarding its Plans, including notices required by Sections 204(h), 606, and 4043 of ERISA and 4980B of the Code.

(e) All contributions required to have been made by Seller and each ERISA Affiliate to any Plan under the terms of any such Plan or pursuant to any applicable collective bargaining agreement or requirement of law or any regulations thereunder have been made within the time (whichever is earliest) prescribed by such Plan, collective bargaining agreement, or requirement of law or any regulations thereunder.

(f) Except as specifically described in Schedule 3.10(f), the consummation of the transactions contemplated by this Agreement, either alone or in conjunction with subsequent events, will not cause any liability to Buyer with respect to (i) the entitlement of any Business Employee to severance pay, unemployment compensation, or any similar payment with respect to such Business Employee’s employment with Seller or the termination of such employment, or (ii) the acceleration of the time of payment or vesting or the increase in the amount of any compensation or benefits due to any such Business Employee in connection with the transactions contemplated by this Agreement.

(g) Except as described in Schedule 3.10(g), no Business Employee set forth on Schedule 5.5(b) is or may become entitled to post-employment benefits of any kind by reason of employment in the Business, including, without limitation, death, life insurance, or medical benefits (whether or not insured), other than (i) coverage mandated by Section 4980B of the Code, (ii) retirement benefits payable under any Plan qualified under Section 401(a) of the Code (iii) or welfare benefits through the end of the month in which the Closing Date occurs. Except as otherwise provided in Schedule 3.10(g) of this Agreement, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder will not result at any time in any obligation or liability under any of the Plans (with respect to accrued benefits or otherwise) of Buyer to any Business Employee set forth on Schedule 5.5(b), any employee or former employee of any ERISA Affiliate, any of the Plans, any plan of any type maintained by any ERISA Affiliate or the Pension Benefit Guaranty Corporation (the “PBGC”).

(h) Schedule 3.10(h)(i) separately lists each Business Employee whose salary exceeds $20,000 per year and the position, title, remuneration (including any scheduled salary or remuneration increases), and date of employment of such Business Employee. Schedule 3.10(h)(ii) contains a true and complete list of all employment, managerial, advisory and consulting agreements; employee confidentiality or other agreements protecting proprietary processes, formulae or information; and any employee handbook(s). Seller has complied in all material respects with all requirements of law or any regulations thereunder pertaining to the employment of employees, including, without limitation, those relating to prices, wages, hours, employment practices, sexual harassment, discrimination, labor relations, collective bargaining, and operation of its business and is not liable for any arrears of wages or any Tax or penalty for failure to comply with any of the foregoing. Neither Seller nor Buyer is or will be liable for any retroactive workers’ compensation insurance premium or retroactive unemployment compensation experience rating or charge relating to any period of time prior to the Closing Date.

(i) Except as set forth on Schedule 3.10(i), at the present time and during the past three years, (A) no unfair labor practice complaint or charge against Seller has been brought before, or threatened by, the National Labor Relations Board or any other government agency or any court; (B) there has not occurred or been threatened any labor strike, dispute, picketing, slowdown, stoppage, or other similar labor activity against or involving Seller; (C) Seller is not and has not been party to any collective bargaining agreement and there are no labor unions or other organizations representing, purporting to represent, or attempting to represent any employee; (D) Seller is not and has not been a party to, or affected by or threatened with, any union organizing or election activity or any dispute or controversy with a union involving the Employees; (E) Seller is not and has not been affected by any dispute or controversy with a union or with respect to unionization or collective bargaining involving any supplier or customer of Seller (F) Seller has not experienced any material labor difficulty; and (G) Seller has no Knowledge that Seller’s relations with its Employees are other than satisfactory. To the Knowledge of Seller, no Business Employee listed on Schedule 5.5(b) intends to terminate employment with Seller.

(j) Seller maintains policies on the proper classification for all employees, leased employees, consultants and independent contracts, for all purposes (including, without limitation, for all Tax purposes and for purposes of determining eligibility to participate in any Plans.)

(k) Except as set forth in Schedule 3.10(k), Buyer will not be obligated to make any payments that, separately or in the aggregate (whether in connection with any termination of employment or otherwise) would result in an “excess parachute payment” within the meaning of section 280G of the Code with respect to any Transferred Employee.

3.11. Agreements. Schedule 3.11 contains a complete and correct list of all material Contracts necessary to conduct the Business as currently conducted by Seller, including, but not limited to, all Contracts, (a) which have unexpired terms of more than one (1) year or cannot be terminated by Seller as a party thereto without penalty or payment on thirty (30) days notice or less; (b) which would require over the full term thereof payments by or to Seller or the Business of more than $10,000; or (c) pursuant to which there were payments by or to Seller or the Business of more than $10,000 for the calendar year ended December 31, 2003. True and correct copies of the Contracts listed on Schedule 3.11 have been delivered to Buyer. Each of such Contracts, to the extent Seller is a party thereto, is valid, binding and enforceable against Seller and the other parties thereto, in accordance with its terms, and to the Knowledge of Seller is in full force and effect. Except as set forth in Schedule 3.11, to the Knowledge of Seller, each of the other parties thereto, have performed in all material respects all obligations required to be performed by them under, and are not in default in any material respect under, any of such Contracts, and no event has occurred which, with notice or lapse of time, or both, would constitute such a default. Except as disclosed on Schedule 3.11, Seller has not received any written claim from any other party to any such Contract that Seller has breached any obligations to be performed by it thereunder, or is otherwise in default or delinquent in performance thereunder. Except as disclosed on Schedule 3.11, there are no Contracts to which Seller is a party that contain provisions relating to agreements not to compete that bind Seller which affect or restrict the conduct of the Business as currently conducted by Seller or could reasonably be expected to affect or restrict the conduct of the Business by Buyer after Closing.

3.12. Environmental Matters.

(a) Except as set forth on Schedule 3.12(a), Seller holds and is in compliance with all Governmental Permits required under all applicable statutes, rules, regulations, ordinances and orders of any governmental entity relating to the protection of the environment, Hazardous Substances (as defined below) and human and employee health and safety (“Environmental Laws”) in connection with the Business, the Premises and the Purchased Assets, and all of such

Governmental Permits are in full force and effect. All such Governmental Permits are listed on Schedule 3.12(a) and any that are not transferable are so designated. Seller has made timely application for renewals of all such Governmental Permits for which Environmental Laws require that applications must be filed on or before the Closing to maintain such Governmental Permits in full force and effect. Seller has no reason to believe that such renewals will not be issued in the ordinary course or will require payment of money (other than customary renewal fees in amounts not greater than $5,000 in the aggregate) or imposition of conditions not currently contained in such Governmental Permits. Except as set forth on Schedule 3.12(a), Seller has, in connection with the Business (which for purposes of Section 3.12 shall include the Business as now or formerly operated) materially complied with and is not in material violation of Environmental Laws. Seller will use commercially reasonable efforts to prepare and file all applications for the transfer of such Governmental Permits in adequate time for transfer to Buyer prior to Closing.

(b) Except as set forth on Schedule 3.12(b), no notice, citation, summons or order has been issued, no complaint has been filed, no material penalty has been assessed and, no investigation or review is pending or, to Seller’s Knowledge, threatened by any governmental or other entity: (i) with respect to any alleged violation of any Environmental Laws applicable to the Business, the Premises or the Purchased Assets; or (ii) with respect to any alleged failure to have any Governmental Permit required in connection with the Business, the Premises or the Purchased Assets; or (iii) with respect to any use, possession, generation, treatment, storage, recycling, transportation or disposal (collectively, “Management” or “Manage”) of any hazardous or toxic substance, material or waste, pollutant or contaminant including polychlorinated biphenyls (“PCBs”), petroleum products, asbestos, radioactive materials and any other hazardous, toxic or polluting substance, materials or waste regulated by any Governmental Authority (“Hazardous Substances”) by or on behalf of Seller or any predecessors in interest or in connection with the operation of the Premises, the Business or the Purchased Assets.

(c) Except as set forth on Schedule 3.12(c), Seller has not received any written request for information, notice of claim, demand or notification that it is or may be potentially responsible with respect to any investigation, remediation or any response action of or with respect to the presence of any threatened or actual Release (as defined below) of any Hazardous Substance in connection with the Premises, the Business or the Purchased Assets.

(d) Except as set forth on Schedule 3.12(d), Seller does not Manage, and has not Managed, any Hazardous Substances in quantities or in a manner which requires Governmental Permits or in a manner which has caused, causes or threatens to cause a Release (as defined below) in connection with the Premises, the Business or the Purchased Assets. Except as set forth on Schedule 3.12(d), in connection with the Premises, the Business or the Purchased Assets, no PCBs or asbestos-containing materials are present at any property now or, to Seller’s Knowledge, previously owned, operated or leased by Seller or its predecessor in interest, nor are there any underground storage tanks, active or abandoned, at any property now or, previously owned, operated or leased by Seller or its predecessor in interest.

(e) Except as set forth on Schedule 3.12(e), in connection with the Premises, the Business or the Purchased Assets, no Hazardous Substance Managed by or on behalf of Seller or any predecessor in interest has come to be located at any site which is listed or proposed for listing under the National Priority List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), the Comprehensive Environmental Response, Compensation and Liability Information System (“CERCLIS”) or on any similar state list, or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against Seller or Buyer for clean-up costs, remedial work, Damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA.

(f) Except as set forth on Schedule 3.12(f), in connection with the Premises, the Business or the Purchased Assets, no Hazardous Substance has been released, spilled, leaked, discharged, or disposed of, pumped, poured, emitted, emptied, injected, leached, dumped or allowed to escape (“Released” or “Release”) at, on, about or under any property now or formerly owned, operated or leased by Seller or any predecessor in interest in violation of Environmental Laws or in a manner which has created a condition which has or could require remediation, investigation or other response activity under Environmental Laws or for which Seller could have responsibility or liability.

(g) Except as set forth on Schedule 3.12(g), in connection with the Premises, the Business or the Purchased Assets, no oral or written notification of a Release or threat of Release of a Hazardous Substance has been filed by or on behalf of Seller or in relation to any property now owned, operated or leased by Seller. No such property is listed or proposed for listing on the National Priority List promulgated pursuant to CERCLA or CERCLIS or on any similar state list of sites requiring investigation or clean-up.

(h) Except as set forth on Schedule 3.12(h), Seller has no Knowledge of any other facts or circumstances related to the Premises, the Business or the Purchased Assets, including current, proposed or pending Environmental Laws that could reasonably be expected to lead to any future environmental claims, liabilities or responsibilities affecting Seller or any Buyer. Seller has not retained or assumed, by contract, law or otherwise, any liability or responsibility for any environmental claims or liabilities.

(i) Except as listed on Schedule 3.12(i) and heretofore provided to Buyer, in connection with the Premises, the Business or the Purchased Assets, there have been no environmental inspections, investigations, studies, audits, tests, reviews or other analyses conducted by, for or at the request of Seller or, to Seller’s Knowledge, by any other party in relation to any property or business now or previously owned, operated or leased by Seller.

3.13. No Undisclosed Liabilities. Seller (with respect to the Business, the Purchased Assets and the Assumed Liabilities) does not have any liability or obligation of any nature, whether due or to become due, absolute, contingent or otherwise, except (a) to the extent reflected as a liability on the Balance Sheet, Schedule 2.3 and Schedule 2.4(k) (b) liabilities incurred in the ordinary course of business consistent with past practices since June 30, 2004, none of which, individually or in the aggregate, has had or reasonably could be expected to have a Material Adverse Effect, or (c) liabilities disclosed on Schedule 3.13.

3.14. Warranty Claims. Except as set forth on Schedule 3.14, there are no pending or, to the Knowledge of Seller, threatened claims for the breach of any express or implied warranty made with respect to Business, the Purchased Assets or the Assumed Liabilities, except for claims which involve claims for money, property or services of less than $5,000 in the aggregate.

3.15. Purchased Assets. Except as set forth on Schedule 3.15:

(a) All Purchased Assets are located at the locations specified on Schedule 3.15(a) and any Purchased Assets that are not located on the Premises will be, as of Closing, clearly identified as belonging to Buyer.

(b) The Purchased Assets taken together with the Non-Assignable Assets (the extent to which Buyer will receive the benefits thereof under Section 2.8) and Buyers’ rights under the Ancillary Agreements, constitute all of the assets, properties, agreements, licenses, Intellectual Property and other rights which are necessary to enable Buyer after the Closing to operate the Business or the Purchased Assets in a manner consistent with Seller’s past practice.

3.16. Real Estate.

(a) Real Estate Leases. Schedule 3.16(a) sets forth a list of all Purchased Assets that constitute leases or rights of occupancy pursuant to which Seller leases or subleases any real property or interest therein related to or used in the Business (collectively, as heretofore modified, amended or extended, the “Leases”), including the identification of each of the lessors thereof and the street addresses of all of the real estate demised under any of the Leases (collectively, the “Leased Real Estate”). Except as set forth on Schedule 3.16(a), Seller is the lessee under all Leases, and no party other than Seller has any right to possession, occupancy or use of any of the Leased Real Estate. Copies of (A) leasehold title insurance policies and commitments therefore, title reports, surveys, licenses, certificates of occupancy, plans, specifications, reports, appraisals, studies, permits applications, communications and correspondence for applications or approvals relating to the use, ownership, occupancy or operation of the Leased Real Estate and other documents, pertaining to the Leased Real Estate, if any, that are in the possession or control of Seller, and (B) each of the Leases, including all amendments, modifications and extensions, and together with all subordination, non-disturbance and/or attornment agreements or any brokerage commission agreements related thereto, Estoppel Certificates, recognition agreements, prime lessor or leasehold mortgage documents and any other documents related thereto and (C) any other material agreements relating to the Leases have been made available by Seller to Buyer. Each of the Leases is valid and in full force and effect and is binding and enforceable in accordance with its terms. Except as set forth on Schedule 3.16(a), Seller has not received any written notice or has Knowledge of any material default under any provision of any of the Leases, which default remains uncured. Except as set forth on Schedule 3.16(a), there is no material default by Seller in the payment of rent or any fees due under any Lease. Seller has not given notice to any other party to any of the Leases that such party is in default under any of the provisions thereof which default remains uncured. No default has occurred which limits or conditions the rights of lessee more than if the default had never occurred. Upon transfer of the Leases to Buyer, none of the rights of the lessee thereunder shall be impaired, and all of such rights shall be enforceable by Buyer after closing without the need of further consents or approvals of third parties, including, any such right to purchase the property or extend or renew the lease term. No other party to any Lease has given notice under any Lease to Seller which could result in remedies that diminish, limit or eliminate Lessee’s rights under the Lease.

(b) Except as set forth in Schedule 3.16(b), Seller is in actual possession of the Leased Real Estate. Seller has good and valid title to all the leasehold estates conveyed under the Leases free and clear of all Encumbrances, including, without limitation, security interests, any conditional sale or other title or interest retention agreements or arrangements, options to purchase, rights of first refusal, liens, encumbrances, mortgages, pledges, assessments, easements, covenants, restrictions, reservations, defects in title, encroachments and other burdens, leases, subleases, rights of occupancy, deed restrictions, chattel mortgages and collateral security arrangements, rights of way, building use restrictions, exceptions, variances, claims of parties in interest under principles of prescriptive or adverse possession, setbacks, yard or height limits or reservations of any nature whatsoever.

(c) Except as set forth on Schedule 3.16(c), Seller has not received written notice from or has any Knowledge of any governmental authority, quasi-governmental authority, insurance company which has issued a policy with respect to any of the Leased Real Estate or any board of fire underwriters or other body performing similar functions or any other Person which (A) relates to or alleges a violation of or nonconformity with any zoning, building, safety, subdivision, wetlands or other similar law, code, rule, regulation, ordinance, permit, license, certificate, covenant, restriction or condition with respect to any of the Leased Real Estate or the use thereof, or (B) requests the performance of any material repairs, alterations or other work to or in any of the Leased Real Estate, which violations repairs, alterations or other work have not yet been cured or performed, as applicable. There is no pending condemnation, expropriation, eminent domain, or similar proceeding affecting any of the Leased Real Estate and, to the Knowledge of Seller, no such action, proceeding or litigation is threatened.

(d) Except as set forth on Schedule 3.16(d), there are no brokerage commissions or finder’s fees due from Seller which are currently due and unpaid with regard to any of the Leases or the Leased Real Estate, or which will become due at any time in the future with regard to the Leases or the Leased Real Estate.

(e) Except as set forth on Schedule 3.16(e), there have been no casualties or condemnation or eminent domain proceedings which could result in the termination by any landlord pursuant to the terms of such lease or pursuant to the written agreement of the landlord and tenant or in the exercise by any mortgagee of payment of casualty proceeds or condemnation or eminent domain awards for purposes other than reconstruction or replacement of the Leased Real Estate.

3.17. Tax Matters. Except as set forth on Schedule 3.17:

(a) Seller has (i) filed all Returns required to be filed with respect or relating to, in connection with or arising out of the Business or the Purchased Assets and each such Return is true, complete and accurate and (ii) timely paid all Taxes with respect or relating to, in connection with or arising out of the Business or the Purchased Assets. Seller has not received from any Governmental Authority any written notice of proposed adjustment, deficiency or underpayment of Taxes with respect to, or in connection with or arising out of the Business or the Purchased Assets, which notice has not been satisfied by payment or been withdrawn, and there are no claims that have been asserted or threatened in writing relating to such Taxes against Seller.

(b) There are no liens with respect to Taxes upon the Business or the Purchased Assets, other than customary liens for current Taxes not yet due and payable.

(c) There is no action, suit, proceeding or claim currently pending regarding Taxes with respect to Seller in connection with the Premises, the Business or the Purchased Assets. No Return of Seller is being examined by, and no written notification of intention to examine has been received from any Governmental Authority. No issue raised by any Governmental Authority in connection with any Return with respect to Taxes of Seller is currently pending. Seller has not given any presently effective waiver or extension of any statute of limitation with respect to Taxes. Seller has delivered to Buyer true and complete copies of all Returns filed by Seller with respect to Taxes measured by income or gross receipts in each of the three most recent fiscal years ending prior to the date of this Agreement and copies of all communications with any authority responsible for the administration of Taxes so far as they may relate to any audit, examination or similar proceeding related to Taxes.

(d) There is no ruling issued to Seller (or closing agreement to which Seller is a party) concerning Taxes from (or with) any Governmental Authority which would have continuing material effect on the Business or the Purchased Assets after the Closing Date.

(e) Seller has withheld and deposited all Taxes required to be withheld and deposited with respect to payments made to employees and other persons.

3.18. Intellectual Property.

(a) Schedule 3.18(a) sets forth a true and complete list of all of the Intellectual Property relating to and necessary to utilize the Purchased Assets and relating to and necessary to conduct the Business, as utilized and conducted by Seller prior to the Closing Date (the “Business Intellectual Property”), and further identifies such Intellectual Property as either Purchased Business Intellectual Property or Third Party Business Intellectual Property, as appropriate.

(b) To Seller’s Knowledge and with respect to the Business Intellectual Property, except as set forth in Schedule 3.18(b), Seller and its Affiliates have not interfered with, infringed upon, misappropriated, or otherwise violated any intellectual property rights of third parties, and Seller and its Affiliates have not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Seller must license or refrain from using any Business Intellectual Property). To the Knowledge of Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with or violated any Business Intellectual Property.

(c) With respect to the Business Intellectual Property, Schedule 3.18(c) identifies each patent, copyright or other registration that has been issued to Seller, identifies each pending patent application or application for registration which Seller has made, and identifies each license, agreement, or other permission which Seller has granted to any third party (together with any exceptions). With respect to the Business Intellectual Property, Seller has delivered to Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Schedule 3.18(c) also identifies each trade name or unregistered trademark or service mark used by Seller in connection with the Businesses or the Purchased Assets. With respect to each item of Business Intellectual Property identified or required to be identified in Schedule 3.18(c):

(i) Seller possess all right, title, and interest in and to the item, free and clear of any security interest, license, or other restriction;

(ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or, to Seller’s Knowledge, charge; and

(iii) no action, suit, proceeding, hearing, claim or, investigation is pending or, to Seller’s Knowledge, is threatened, which challenges the legality, validity, enforceability, use, or ownership of the item; and

(iv) Seller has not ever agreed to indemnify any person for or against any interference, infringement, misappropriation, or other conflict with respect to the item except as identified on Schedule 3.18(c)(iv).

(d) Schedule 3.18(d) identifies each item of Third Party Business Intellectual Property that any third party owns and that Seller uses pursuant to license, sublicense, agreement, or permission with respect to the Business or the Purchased Assets. Seller has delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Third Party Business Intellectual Property rights required to be identified in Schedule 3.18(d), to Seller’s Knowledge:

(i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect as to Seller and the other parties thereto;

(ii) assuming the receipt of any required consents, the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

(iii) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(iv) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

(v) the underlying items of the Third Party Business Intellectual Property individually and/or collectively, are not subject to any outstanding injunction, judgment, order, decree or, ruling;

(vi) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand about which Seller has received notice is pending, or to Seller’s Knowledge, is threatened, which challenges the legality, validity, or enforceability of the underlying item of Third Party Business Intellectual Property rights; and

(vii) with respect to each sublicense, the representations and warranties set forth in subsections (i) through (vi) above are true and correct with respect to the underlying license.

3.19. Books and Records. The books and records of Seller are complete and correct in all material respects and Seller has made available to Buyer for examination the originals or true and correct copies of all documents material to the Business, the Assumed Liabilities or the Purchased Assets, as conducted prior to the Closing by Seller, and all other documents which Buyer has requested in connection with the transactions contemplated by this Agreement.

3.20. Accounts. Except as set forth on Schedule 3.20, any Purchased Asset that constitutes an accounts receivable (the “Accounts Receivable”) has arisen from a bona fide transaction in the ordinary course of business, and there are no offsets or credits that may be applied against the Accounts Receivable. Any Assumed Liability that constitutes an accounts payable (the “Accounts Payable”) of the Business has arisen from bona fide transactions in the ordinary course of business and are to be paid in accordance with normal trade practice. Except as set forth in Schedule 3.20, none of the Accounts Receivable or Accounts Payable are in dispute or subject to any reduction or counterclaim as of the date hereof.

3.21. Solvency. Following payment and satisfaction of all Excluded Liabilities, Seller’s total assets (including Excluded Assets) will exceed Seller’s total liabilities as of the Closing Date. Following Closing, Seller will be able to pay its debts as they become due in the ordinary course of business consistent with past practice and shall own assets having a present fair saleable value greater than its stated liabilities and identified contingent liabilities, and shall have adequate capital to carry on its business.

3.22. Disclosure. The representations, warranties and statements contained in this Agreement and the Ancillary Agreements and in the certificates, exhibits and schedules delivered by Seller to Buyer pursuant to this Agreement or an Ancillary Agreement do not contain any untrue statement of a material fact, and, when taken together, do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made.

3.23. Brokers. Seller has not taken any action that would give rise to any claim by any person for brokerage commissions, transaction fees or similar payments relating to this Agreement or the transactions contemplated hereby.

3.24. Officers and Directors.

(a) Schedule 3.24(a) is a list of the names and titles of all the current directors and officers of Seller.

(b) Except as set forth in Schedule 3.24(b), to Seller’s Knowledge, no officer or employee of Seller owns, directly or indirectly, any interest in any Person which is a competitor or potential competitor, supplier, customer, licensee or licensor of Seller.

3.25. Customers. Schedule 3.25 sets forth the five (5) largest customers of Seller as of the date hereof. The relationships of Seller with its customers are good commercial working relationships, and no customer has during the last 12 months, canceled or otherwise terminated, or threatened in writing to cancel or terminate, its relationship with Seller or has during the last 12 months decreased or threatened to decrease or limit its usage or purchase of the services or products of Seller, except for normal cyclical changes related to such customers’ businesses and except for those changes which have not, in the aggregate, resulted, or could not in the aggregate result, in a Material Adverse Effect. Seller has no Knowledge that any such customer intends to cancel or otherwise substantially modify its relationship with Seller or to decrease materially or limit its services, supplies, or materials to them or its usage or purchase or their services or products.

3.26. Stockholder Approval. The following affirmative votes of stockholders of Seller are required to approve the Sale and the transactions contemplated by this Agreement, in accordance with the Delaware General Corporation Law, Seller’s Certificate of Incorporation and Seller’s Bylaws in effect on the Closing Date: (i) holders of a two-thirds majority of the outstanding shares of Seller’s Preferred Stock voting together as a single class and (ii) holders of a majority of the outstanding shares of Seller’s Common Stock and Preferred Stock voting together as a single class (the “Stockholders Approval”).

3.27. Suppliers. Except as set forth in Schedule 3.27, no supplier of raw materials, products or services has given notice to Seller that it intends to curtail or may curtail any of the raw materials, products or services used by Seller in the operation of the Business as conducted on the date hereof. Seller has no Knowledge of any plans by such suppliers for any such curtailment.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in the various Schedules identified below in this Article IV delivered by Buyer to Seller on the date hereof (the “Disclosure Schedule” or “Schedule”). As provided below, the Disclosure Schedule will be arranged in paragraphs responding to the Sections and lettered paragraphs contained in this Article IV and any items set forth on such Disclosure Schedule shall only modify those representations and warranties specifically noted with a cross reference to the appropriate Section hereof or as to which the applicability of such information to such other representation or warranty is clear on the face of the Disclosure Schedule.

4.1. Organization and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction set forth on Schedule 4.1, and Buyer has full corporate power and corporate authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to effect the transactions contemplated hereby and thereby and has duly authorized the execution, delivery and performance of this Agreement and the Ancillary Agreements by all necessary corporate action. Buyer has all corporate power and corporate authority necessary to carry on its business as now being conducted and to own or lease and operate its properties as and in the places where such business is now conducted and such properties are now owned, leased or operated.

4.2. Authorization; Binding Obligation. This Agreement and the Ancillary Agreements have been duly executed and delivered by Buyer are the valid and legally binding obligations of Buyer, enforceable against them in accordance with their terms; except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditors’ rights generally, as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.3. No Violations.

(a) The execution, delivery and performance of this Agreement and the Ancillary Agreements by Buyer and the consummation of the transactions contemplated hereby and thereby do not and will not (i) result in a breach or violation of any provision of the charter or by-laws or other governance document of Buyer or in a material violation of any statute, rule, regulation or ordinance applicable to Buyer or (ii) subject to receipt of the consent described in Section 4.3(b) violate or result in a breach of or constitute an event of default (or an event which might, upon the passage of time or the giving of notice, or both, constitute an event of default) under any provision of, result in acceleration or cancellation of any obligation under, or give rise to a right by any party to terminate or amend its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, indenture, lien, material lease, agreement, instrument, order, judgment, decree or other material arrangement or commitment to which Buyer is a party or by which its assets or properties are bound, or violate any order, judgment, decree, rule or regulation of any court or any governmental agency or body having jurisdiction over Buyer or any of its assets or properties, except for such consents, approvals, orders or authorizations, registrations, declarations or filings, except where the failure of compliance would not have a material adverse effect on or delay the ability of Buyer to consummate the transactions contemplated hereby.

(b) Except for the consent of CIT Business Group/Business Credit, Inc., which Buyer believes to its Knowledge will be obtained on or prior to the Closing Date, no consent, approval, order or authorization of or registration, declaration or filing with, any Person is required by Buyer in connection with the execution and delivery of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, except for such consents, approvals, orders or authorizations, registrations, declarations or filings where failure to obtain would not, individually or in the aggregate, have a material adverse effect on or delay the ability of Buyer to consummate the transactions contemplated hereby.

ARTICLE V

CERTAIN COVENANTS

5.1. Information.

(a) Seller and Buyer will provide to each other and to their respective officers, employees, counsel and other representatives, upon request (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege) reasonable access to their respective officers and employees and reasonable access for inspection and copying of all Governmental Permits, Contracts and any other information existing at the Closing Date and relating to the Purchased Assets, the Assumed Liabilities and the conduct of the Business, and will make its officers and employees available, to the extent such availability does not unreasonably interfere with the conduct of the Business by Buyer, or the conduct of the Business by Seller, as the case may be, as is reasonably necessary to enable the party requesting such information to: (i) comply with reporting, filing or other requirements related to the Purchased Assets, the Assumed Liabilities or the conduct of the Business and imposed on such party by any local, state or federal court, agency or regulatory body or taxing authority; (ii) assert or defend any claims or allegations in any arbitration or in any administrative or legal proceeding related to the Purchased Assets, the Assumed Liabilities or the conduct of the Business other than claims or allegations which one party to this Agreement has asserted against the other; or (iii) subject to clause (ii) above, perform its obligations under this Agreement. Seller and Buyer shall each maintain all of the foregoing information in accordance with their normal document retention policies and if either party desires to destroy or dispose of any of the foregoing which are material to the other party at any time prior to the third anniversary of the Closing, such party will offer first in writing at least sixty (60) days prior to such destruction or disposition to surrender them to the other party.

(b) Subject to applicable law, Seller agrees to make available to Buyer, for inspection and copying by Buyer, all employment and personnel records (including medical records) and information relating to any Transferred Employee.

(c) The party requesting the information and assistance provided in clauses (a) and (b) of this Section 5.1 shall reimburse the other party for all out-of-pocket costs and expenses incurred by such party in providing such information and in rendering such assistance. The access to files, books and records contemplated by this Section 5.1 shall be during normal business hours and upon not less than two Business Days prior written request and shall be subject to such reasonable limitations as the party having custody or control thereof may impose to preserve the confidentiality of information contained therein. Buyer agrees to preserve all Business Records and Governmental Permits delivered to it by Seller for at least three (3) years after the Closing Date.

5.2. Ancillary Agreements. On or prior to the Closing Date, Buyer shall execute and deliver to Seller and Seller shall execute and deliver to Buyer, the Ancillary Agreements and such other agreements as are necessary to the consummation of the transactions contemplated therein and in this Agreement.

5.3. Tax Reporting and Allocation of Consideration. Buyer and Seller recognize their mutual obligations pursuant to Section 1060 of the Code to timely file IRS Form 8594 with each of its federal income tax Returns and to comply with any similar provision of foreign state or local law (the “Asset Acquisition Statement”). Accordingly, Buyer and Seller agrees to cooperate in the preparation of the Asset Acquisition Statement for timely filing in each of its federal income tax Returns and any applicable foreign state or local Return in accordance with a written statement (the “Statement of Allocation”), prepared, setting forth an allocation of the Purchase Price among the Purchased Assets and the covenants not to compete and not to solicit contained in Section 5.8, in accordance with the provisions of Section 1060 of the Code and the Treasury Regulations thereunder. Within one hundred and twenty (120) days after Closing, Buyer shall prepare and deliver to Seller a proposed Statement of Allocation. If Seller approves the Statement of Allocation, then, unless otherwise prohibited by law, all foreign, federal, state and local Returns of Buyer and Seller shall be filed consistently with the allocations made pursuant to the Statement of Allocation. If Seller does not approve the Statement of Allocation, Buyer and Seller shall make good faith efforts to agree on the allocation of the consideration among the Purchased Assets and covenants. If Buyer and Seller, after good faith negotiations, cannot agree on the allocation of the consideration within one hundred and twenty (120) days following the delivery of the Statement of Allocation by Buyer each party shall prepare and file its Returns in accordance with its own allocations. Seller and Buyer acknowledge and agree that (x) Seller will be responsible for and perform all tax withholding, payment and reporting duties with respect to any wages and other compensation paid by Seller to any Transferred Employee in connection with the operation of the Business prior to the Closing; and (y) Buyer will be responsible for and perform all tax withholding, payment and reporting duties with respect to any wages and other compensation paid by Buyer to any Business Employee in connection with the operation of the Business after the Closing. Seller and Buyer agree to follow the Standard Procedure specified in Section 4 of Rev. Proc. 96-60, 1996-2 Cum.Bull. 399, whereby, among other things, each will be responsible for the reporting duties with respect to its own wages and compensation to employees in connection with the operation of the Business.

5.4. Tax Matters.

(a) Seller will be responsible will be responsible for the preparation and filing of all Returns for the Business that are due (giving effect to valid extensions) before, on or after the Closing Date for all taxable periods ending on or before the Closing Date. Seller shall make all payments required with respect to any such Return as shown or required to be shown thereon; provided, however, Seller and Buyer will reimburse each other for all Taxes prorated in accordance with Section 5.4(c). All Returns for which Seller is responsible pursuant to this Section 5.4(a) shall be prepared in a manner consistent with past practice, unless otherwise prohibited by applicable law.

(b) Buyer will be responsible for the preparation and filing of all Returns of the Business for all taxable periods beginning before and ending after the Closing Date. Buyer will make all payments required with respect to any such Return; provided, however, Seller will reimburse Buyer for all Taxes that are prorated in accordance with Section 5.4(c). All Returns for which Buyer are responsible pursuant to this Section 5.4(b) and that include a portion of a taxable period beginning before the Closing Date (“Straddle Period Returns”) shall be prepared in a manner consistent with past practice, unless otherwise required by applicable law.

(c) Taxes imposed on Buyer or Seller in connection with the Business for any taxable period that begins before and ends after the Closing Date (“Straddle Period”) shall be allocated to and paid or caused to be paid by (i) Seller for the period up to and including the Closing Date, and (ii) Buyer for the period beginning on first day after the Closing Date. For purposes of this Agreement, Taxes of Buyer or Seller in connection with the Business for the period up to and including the Closing Date and for the period beginning the day after the Closing Date shall be apportioned on a per diem basis in the case of any such Taxes not measured or measurable in whole or in part with reference to net or gross income, sales or receipts, capital expenses or compensation expenses, and all other such Taxes shall be determined on the basis of an interim closing of the books of each of Seller or Buyer as of the end of the Closing Date. Seller or Buyer shall deliver drafts of all Straddle Period Returns to Seller for its review at least 10 days prior to the due date of any such Straddle Period Return (taking into account valid extensions) and shall notify Seller of Buyer’s calculation of Seller’s share of the Taxes of the Business for the Straddle Period; provided, however, that such drafts of Straddle Period Returns and such calculations of Seller’s share of the Tax liability for such Straddle Period shall be subject to Seller’s review and approval, which approval shall not unreasonably be withheld or delayed. If Seller disputes any item of a Straddle Period Return, it shall notify Buyer (by written notice within 10 days of receipt of Buyer’s calculation) of such disputed item (or items) and the basis for such objection. If the parties cannot resolve any disputed item, the item in question shall be resolved by an independent accountant selected by the parties and the decision of such independent accountant shall be final and binding on the parties. The fees and expenses of the independent accountant shall be borne equally by the parties. No later than 5 days prior to the filing of a Straddle Period Return, Seller shall pay Buyer in immediately available funds the amount of Seller’s share of the Tax liability for the Straddle Period determined under this Section 5.4(c).

(d) Seller and Buyer shall, with respect to any Taxes related to the Business, provide reasonable cooperation and information to each other in connection with (i) the preparation or filing of any Return, amended Return, Tax election, Tax consent or certification, or any claim for a Tax refund, (ii) any determination of liability for Taxes, and (iii) any audit, examination or other proceeding in respect of Taxes. Such cooperation shall include providing copies of all relevant Returns, together with accompanying schedules and related work papers, documents relating to determinations by any Governmental Authority and records containing the ownership and tax basis of property, which either party may possess. Seller and Buyer shall make available on a reasonable basis, employees of Seller or Buyer as the case may be, whose reasonable out-of-pocket costs, if any, such as travel and lodging, shall be reimbursed by the party to which such employees are made available. Seller and Buyer shall at their own cost and expense preserve all Returns, schedules, work papers and all material records or other documents relating thereto until the expiration of any applicable statute of limitations, including extensions thereof, provided that notice of such extension is given to the party which did not grant the extension. Seller and Buyer shall not destroy or otherwise dispose of any Returns, schedules, work papers, information, records and documents without first providing the other party a reasonable opportunity to review and copy the same. The party requesting such information, records and documents shall bear the reasonable out-of-pocket costs and expenses incurred in connection with providing the same. Any information obtained under this Section 5.4 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Returns, claims for a Tax refund or in conducting any audit, examination or other proceeding in respect of Taxes.

(e) Buyer shall promptly notify Seller of the receipt of any notice of any pending or threatened audits, examinations or other proceedings, information or document requests, requests for conferences, meetings, interviews or testimony of employees of Buyer and any other correspondence in respect of Taxes related to the Business or the Purchased Assets that may affect the Tax liabilities that are the responsibility of Seller pursuant to this Section 5.4(e). Seller shall have the sole right to control any Tax audit or administrative or court proceeding relating to Taxes which are Seller’s responsibility pursuant to this Agreement and to settle such audit or administrative or court proceeding in its sole discretion, and to employ counsel of its choice at its expense.

(f) Notwithstanding any provision in this Agreement to the contrary, each of Buyer and Seller agrees to pay on a timely basis 50% of all applicable transfer, sales, use recording, registration and other similar Taxes (collectively, the “Transfer Taxes”) arising out of the sale of the Acquired Assets and Business to Buyer. Seller and Buyer shall cooperate in the preparation, execution and filing of all Returns regarding any Transfer Taxes that become payable in connection with the transactions contemplated by this Agreement. Seller and Buyer shall jointly participate in the defense and settlement of any audit or other examination by any Tax Authority relating to the liability for Transfer Taxes incurred in connection with this Agreement; provided, that neither Seller nor Buyer, as the case may be, shall settle any audit, examination or proceeding without the prior written consent of Buyer or Seller (as applicable), which consent shall not be unreasonably withheld. Each party shall bear its own costs in participating in any such audit, examination or proceeding.

5.5. Employees and Employee Benefits; Options.

(a) Seller shall provide to Buyer, to the extent permitted by applicable law, such information regarding the Transferred Employees as is contained in Seller’s personnel records, including (without limitation) copies of such records as may be reasonably requested by Buyer and permitted by applicable law.

(b) No later than ten (10) business days following execution of this Agreement, Buyer shall offer to hire, subject in each case to completion of an employment application and execution of a confidentiality agreement, invention assignment, release, and any other documents as may be lawfully required by Buyer, the employees set forth on Schedule 5.5(b) with substantially similar base pay and benefits consistent with other similarly situated employees of Buyer. Such Business Employees that accept Buyer’s offer of employment shall be referred to as “Transferred Employees.” Seller agrees that any such Business Employees that Buyer wishes to hire that decline such offer will not be eligible for severance benefits if they are terminated by Seller.

(c) Seller shall retain responsibility for, salary, wages, commissions, bonuses, accrued vacation and related payroll taxes for all Business Employees for all periods up to and including the Closing Date. Seller shall pay the amount of salaries , wages, and benefits earned through the Closing Date by each Business Employee and all Employee Compensation Payments due on or before the Closing Date. Immediately following the Closing Date, Buyer shall assume responsibility for salary, wages, commissions, accrued vacation and related payroll taxes, if applicable, with respect only to the Transferred Employees.

(d) Seller shall cause the interest of each Transferred Employee under each of Seller’s Employee Benefit Plans which is an “employee pension benefit plan” as described in Section 3(2) of ERISA to be fully vested and nonforfeitable with respect to benefits accrued under such plan(s) based on service and/or compensation through the Closing Date.

(e) The existing C-COR employee benefits plans will be offered to each Transferred Employee on the Closing Date, as set forth on Schedule 5.5(b) to the extent commensurate with the position and seniority of existing C-COR employees. Aside from any Transferred Employee who executes an employment contract with Buyer prior to Closing, all other terms of employment offered to each Transferred Employee shall be determined by Buyer in its sole discretion, and nothing herein shall constitute an agreement to assume or be bound by any employment agreement or employee plan, or previous or existing collective bargaining agreement between Seller and any representative of the Business Employees or a guaranty that any Business Employee to whom an offer of employment may be made shall be entitled to remain in the employment of Buyer for any specified period of time. Employment of any Transferred Employee with Buyer will be employment “at will.” Buyer shall have the right to terminate the employment of any Transferred Employee at any time, for any reason, and to change the terms of such Transferred Employee’s wages, salaries, and benefits consistent with law, subject to obligations of Buyer to such Transferred Employee under any employment contract with Buyer, any collective bargaining agreement or by a requirement of law or any regulation thereunder.

(f) Options. The Optinel Systems, Inc. Stock Option Plan (“Seller’s Option Plan”) provides, at Section 10 thereof, that certain actions shall be taken, as may be appropriate and equitable to effectuate the purposes of that plan and to protect the grantees of awards thereunder, in the event of a change in control, including the disposition of substantially all of the Seller’s assets. The Seller shall take such action as it deems appropriate and equitable to effectuate the foregoing commitment under its stock option plan, and shall take all necessary action so that Buyer shall have no liability with respect to the disposition of Options or other interests under Seller’s Option Plan.

(g) Service Credit. Buyer shall cause the Buyer Employee Benefit Plans to credit service with Seller prior to the Closing Date (“Pre-Closing Seller Service”) as service for eligibility and vesting purposes under the Buyer Employee Benefit Plans to the extent such service would be taken into account for eligibility and vesting purposes under the Buyer Employee Benefit Plans had such Pre-Closing Seller Service been service with Buyer or an ERISA affiliate of Buyer.

(h) Buyer Benefit Plan Eligibility Waivers. Buyer shall cause any pre-existing condition limitations, active employment requirements and requirements to show evidence of good health under the Buyer Employee Benefit Plans to be waived with respect to Transferred Employees (and their spouses and eligible dependents) who are otherwise eligible to become participants in such Buyer Employee Benefit Plans.

(i) Rollovers. Buyer shall cause a Buyer Employee Benefit Plan that is qualified under Section 401(a) of the Code to accept a rollover of the cash portion of any “eligible rollover distribution” (within the meaning of Section 402(c)(4) of the Code) to a Transferred Employee from a Plan of Seller that is qualified under Section 401(a) of the Code. Notwithstanding the foregoing, a Buyer Employee Benefit Plan shall be under no obligation to accept the rollover of monies contributed on an after-tax basis, or to accept the in-kind transfer of assets, including without limitation the rollover of plan loans.

(j) Cooperation. Seller and Buyer shall provide all information and take such actions as each may reasonably request from the other in order for Seller and Buyer to fulfill their obligations pursuant to this Section 5.5.

5.6. Notice to Buyer. From the date hereof to the Closing Date, Seller will promptly notify Buyer in writing of any event or fact which represents a breach of any of its representations, warranties, covenants or agreements hereunder. Seller shall notify Buyer promptly of the occurrence of any of the following:

(a) a fire or other casualty causing Damage to the Premises, the Business or the Purchased Assets;

(b) receipt of notice of eminent domain proceedings or condemnation of all or any part of the Premises;

(c) receipt of a notice from any governmental authority or insurance underwriter relating to the condition, use or occupancy of the Premises, the Business, the Purchased Assets or any real property adjacent to the Premises or setting forth any requirements with respect thereto;

(d) receipt or delivery of any default or termination notice or claim of offset from any Person under any Contract or any default or termination notice or claim of offset or defense to the payment of rent from any subtenant of the Leased Real Estate;

(e) receipt of any notice of default from the holder of any lien or security interest in the Premises, the Business, the Purchased Assets or any portion thereof,

(f) notice of any actual or threatened litigation against Seller or affecting or relating to the Premises, the Business, the Purchased Assets or the transactions contemplated by this Agreement;

(g) the commencement of any strike, lock-out, boycott or other labor trouble effecting the Premises, the Business or the Purchased Assets; or

(h) with regards to the Premises, the Business or the Purchased Assets, the receipt of any tax assessment disputes (pending or threatened) prior to Closing and Seller will not agree to any changes in the real estate tax assessment, nor settle, withdraw or otherwise compromise any pending claims with respect to prior tax assessments without Buyer’s prior written consent, which shall not be unreasonably withheld. If any proceedings shall result in any reduction of assessment and/or tax for the tax year in which the Closing occurs, it is agreed that the amount of tax savings or refund for such tax year less the fees and disbursements in connection with such proceedings, shall be apportioned between the parties as of the date real estate taxes are apportioned under this Agreement.

5.7. Conduct of the Business. Seller covenants to Buyer that, from the date hereof to the Closing, Seller will conduct and use the Business, the Purchased Assets, and the Assumed Liabilities only in the ordinary course of business and consistent with past practice. Without limiting the generality of the foregoing, Seller hereby covenants to Buyer that, solely insofar as the Business, the Assumed Liabilities, and the Purchased Assets are concerned, Seller will:

(a) use commercially reasonable efforts to preserve the business and sales organization of Seller intact, keep available the services of the present officers and directors of Seller and preserve intact their relationship and goodwill with respective suppliers, customers, employees, creditors and others having business or other dealings with the Business, consistent with past practices;

(b) maintain its books of account and records in its usual, regular and ordinary manner, consistent with its past practice;

(c) maintain all Business Intellectual Property in the same standing as exists on the date hereof and continue the prosecution of all applications therefor;

(d) timely perform and comply with, in all material respects, the provisions of all contracts, commitments or other obligations relating to or affecting the Purchased Assets or the Business;

(e) maintain and keep the Purchased Assets in at least as good condition and repair, ordinary wear and tear excepted, as the condition and repair of the Purchased Assets as of the date hereof;

(f) pay when due (including any lawful extensions) all Taxes imposed on it or its income, profit or assets or otherwise required to be paid by it, and pay when due any liability or charge which, if unpaid, might become a lien or charge upon any of the Purchased Assets, except to the extent any such Tax, liability or charge is being contested in good faith through appropriate proceedings;

(g) maintain in full force and effect and comply with, in all material respects, all Governmental Permits, certificates, licenses, approvals and authorizations required under all laws in connection with the Business, and comply in all material respects with all laws, rules and regulations applicable to the Business;

(h) confer on a regular and frequent basis with one or more representatives of Buyer to report operational matters of materiality and the general status of ongoing operations;

(i) duly comply in all material respects with all applicable laws, regulations and orders and shall not take or omit to take any action that would cause a default under or material breach of any Contract, commitment or obligation of Seller;

(j) maintain with adequately capitalized insurance companies insurance coverage for its assets and its businesses in such amounts and against such risks and losses as are consistent with past practice;

(k) not enter into or amend any employment (excluding any changes to salaries of less than five percent (5%) per employee and one percent (1%) in the aggregate) severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any Business Employees;

(l) not increase or decrease the aggregate number of the Business Employees by more than five percent (5%) without the prior written permission of Buyer;

(m) not enter into any agreement with a supplier providing for delivery to Seller of materials in amounts in excess of those which Seller, using sound business judgment, reasonably project to be used during the next calendar quarter;

(n) not incur or agree to incur any Indebtedness;

(o) not incur or agree to incur any liability or obligation or enter into any agreement or transaction, except renewals or replacements of existing Contracts in the ordinary course of business on substantially the same or more favorable terms;

(p) not mortgage, pledge, sell, lease, distribute, dispose of or otherwise encumber or convey any interest in any asset or property of Seller other than in the ordinary course of Business;

(q) not adopt or modify or pay any bonus, pension, profit sharing or other compensation plan, other than budgeted increases for Business Employees or enter into or modify any contract or terms and conditions of employment;

(r) not declare or pay any dividends or distribute cash or securities to its stockholders, make any direct or indirect redemption, purchase or other acquisition of any of its capital structure, or issue any additional shares of its capital stock, including, any change in authorized, issued or outstanding capital stock or any issuance, subdivision or reclassification of any shares of capital stock or issue any options, warrants, rights or other capital stock equivalents;

(s) not amend its certificate or articles of incorporation or bylaws;

(t) not make any capital expenditures in excess of $10,000;

(u) not waive, release or transfer any right greater than $10,000 in aggregate value;

(v) not pay, compromise or settle any claim, action, suit or proceeding; and

(w) not take any other action which could (i) result in a Material Adverse Effect; or (ii) a breach of any representation or warranty contained in this Agreement if taken prior to the date hereof.

5.8. Covenant Not to Compete; Nonsolicitation.

(a) For a period of five years from and after the Closing Date, Seller will not directly or indirectly, other than in the performance of Seller’s obligations under this Agreement or the Ancillary Agreements, for its own account or for the account of others, directly or indirectly (i) engage in any business competing with the Business or the Purchased Assets, (ii) own, manage, operate, join, control or participate in the ownership, management, operation or control of any person or entity who or which at any relevant time during such period is engaged in any business competing with the Business or the Purchased Assets, (iii) or manufacture, distribute, sell, offer or promote products competing with the product lines constituting the Business or the Purchased Assets.

(b) With regard to the Business or the Purchased Assets, for a period of five years from and after the Closing Date, Seller will not directly or indirectly, solicit or attempt to solicit any person or entity who is or has been a customer, supplier, licensor, licensee or business relation of the Business prior to or during such period to cease its particular business relationship with the Business or the Purchased Assets.

(c) The restrictive covenants contained in this Section are covenants independent of any other provision of this Agreement. Seller and Buyer agree that the other party’s remedies at law for any breach or threat of breach of the provisions of this Section 5.8 will be inadequate, and that each party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Section 5.8 and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which such party may be entitled at law or equity. In the event of litigation regarding the covenant set forth in Section 5.8(a), the prevailing party in such litigation shall, in addition to any other remedies the prevailing party may obtain in such litigation, be entitled to recover from the other party its reasonable legal fees and out of pocket costs incurred by such party in enforcing or defending its rights hereunder. The length of time for which this covenant not to compete shall be in force shall not include any period of violation or any other period required for litigation during which the party seeking to enforce this covenant seeks to enforce this covenant. Should any provisions of this Section 5.8 be adjudged to any extent invalid by any competent tribunal, such provision will be deemed modified to the extent necessary to make it enforceable.

5.9. Consents. Seller agrees to use commercially reasonable efforts to obtain prior to the Closing all of the consents of third Persons which have been disclosed, or are required to be disclosed, on Schedule 3.3, which consents shall be in a form reasonably satisfactory to Buyer.

5.10. Notice to Customers. Seller agrees, in consultation with Buyer, to promptly notify customers of the Business of the consummation of the transactions contemplated by this Agreement and to reasonably assist Buyer, at Buyer’s expense, in making arrangements with such customers for the payment of the Accounts Receivable in a manner satisfactory to Buyer.

5.11. Confidentiality. After Closing, Seller will, and will use its best efforts to cause its Affiliates and stockholders to, treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his or its possession. In the event that any of Seller, its Affiliates or stockholders is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, then Seller, if permitted to do so by applicable law will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section. If, in the absence of a protective order or the receipt of a waiver hereunder, any of Seller, its Affiliates or stockholders is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal, such Person may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Person shall use his or its reasonable efforts to obtain at the request and expense of Buyer, an order or other assurance, to the extent practicable, that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.

5.12. Estoppel Certificates. Seller shall obtain, prior to the Closing at Seller’s sole expense, estoppel certificates and lessor lien waivers (such estoppel certificates and waivers not to be conditioned on any increased rental, other payment, reduced term, or other change of lease terms), if applicable, in a form and substance reasonably acceptable to Buyer and dated a date occurring not more than twenty (20) days prior to the Closing Date (the “Estoppel Certificates”), from each real property lessor listed on Schedule 3.16 or any other lienholder of any kind related to the Business, the Assumed Liabilities or the Purchased Assets.

5.13. Accounts Receivable and Related Claims. From and after the Closing, Seller shall not: (i) without the prior written consent of Buyer, waive or settle any claims or rights which constitute Purchased Assets, including, without limitation, claims with respect to Accounts Receivable, or (ii) take any action to interfere with or impair the collection by Buyer of any claims or rights which constitute Purchased Assets, including, without limitation, claims with respect to Accounts Receivable.

5.14. Exclusive Dealing. Until the earlier to occur of (a) Closing or (b) the termination date of this Agreement, Seller shall not (nor will it permit any of its officers, directors, agents, representatives (including bankers and attorneys) or affiliates to), directly or indirectly, take any of the following actions with any party other than Buyer or its affiliates: (i) solicit, initiate, encourage or respond to any request for information or any offer or inquiry from any other person regarding, or enter into any discussions, negotiations, agreements, understandings or arrangements for, the acquisition of (x) any or all of the assets of Seller’s Business (other than the sale of Seller’s products in the ordinary course of business consistent with past practice or) and (y) any of the capital stock of Seller or any of its subsidiaries, (ii) solicit or respond to any request for information or any offer or inquiry from any other person regarding, or enter into any discussions, negotiations, agreements, understandings or arrangements for the establishment of an arrangement for, the distribution of products (other than in the ordinary course of business consistent with past practice) of Seller or any subsidiary of Seller or (iii) disclose the existence or content of the discussions between Seller and Buyer or the existence of this Agreement. In the event that after the date hereof Seller shall receive any request, offer or proposal, directly or indirectly, of the type referred to in clauses (i) or (ii) above, Seller shall promptly inform Buyer as to the terms of any such offer or proposal. In the event of any breach of this Section 5.14 by Seller this Section 5.14 shall survive termination of this Agreement. Buyer and Seller agree that this Section 5.14 supercedes the Exclusivity Agreement between Buyer and Seller dated as of July 30, 2004, which is hereby terminated and of no further force or effect.

5.15. Intangible Asset Information. Upon Buyer’s request, Seller shall promptly provide Buyer with copies of records and such other information that Buyer deems necessary or desirable for the purpose of conducting an appraisal and due diligence of the intangible Purchased Assets, including the Business Intellectual Property (the “Appraisal”). Seller shall make available its officers and Business Employees, upon reasonable notice from Buyer, for the purpose of assisting Buyer or its agents with the Appraisal.

5.16. Certified Financial Statements. On or before Closing, Seller will provide Buyer with the Business Financial Statements, certified in writing by the Chief Financial Officer of Company to be accurate, complete and in compliance with Section 3.4 of this Agreement (“Certified Financial Statements”), and such other financial information, as is necessary in order to permit Buyer to comply with federal and state securities laws; provided that in the event Closing occurs on or after September 4, 2004 the Business Financial Statements shall be audited in accordance with GAAP by Seller’s independent auditors (“Audited Financial Statements”). Seller will cause the Chief Financial Officer of Seller to execute and deliver all reasonable certifications and representation letters requested by Buyer for all periods through and including the Closing Date.

5.17. Transfer of Facilities. As soon as practicable after Closing, Seller will remove, at Seller’s sole cost and expense, the Excluded Assets and Excluded Liabilities that are located in the Premises, without damage or other interference to the Purchased Assets and Assumed Liabilities.

5.18. Intellectual Property

(a) Prior to Closing, Seller shall use commercially reasonable efforts to obtain for Buyer from the appropriate third parties, grants of licenses or sublicenses to all Third Party Business Intellectual Property (to the extent such Third Party Intellectual Property is necessary to the conduct of the Business as of the date hereof and as of Closing) on the same terms as are currently applicable (the “Third Party Business Intellectual Property Licenses”).

(b) From the date of this Agreement until Closing, Seller shall maintain all U.S. and foreign patent applications owned by Seller as pending.

(c) Within thirty (30) days after closing, Seller shall transfer all files relating to the Intellectual Property to the counsel of Buyer’s choice. Seller shall maintain all Intellectual Property files pending until such transfer is effected.

5.19. Governmental Permits. Prior to, and if requested by Buyer, after Closing, Seller shall use its commercially reasonable efforts to transfer to Buyer all Governmental Permits, licenses, certificates of inspection, certificates of occupancy or other consents or authorizations necessary for or used to carry on the Business, the Purchased Assets, or to use and occupy any one or more of the Premises, as are currently being conducted, occupied or utilized by Seller or as will be conducted, occupied or utilized by Buyer immediately after Closing, which are required by currently effective laws, rules or regulations.

5.20. Settlement of Litigation. In the event any litigation is commenced by any person or entity relating to the transactions contemplated by this Agreement, each party shall have the right, at its own expense, to participate therein, and the other parties will not settle any such litigation without the consent of such party, which consent will not be unreasonably withheld.

5.21. Stockholder Approval. Seller shall, on or before the date of this Agreement, submit the terms and conditions of the Sale and the transactions contemplated by this Agreement for Stockholder Approval, either at a meeting of Stockholders, or by written consent of Stockholders, and, subject to the fiduciary duties of the board of directors of Seller under applicable law, shall use its reasonable best efforts to obtain such Stockholder Approval within ten (10) days after the date of this Agreement. Seller shall, through its board of directors, but subject to the fiduciary duties of the members thereof, recommend to its stockholders approval of the transactions contemplated by this Agreement.

5.22. Facilities Lease. From the date of this Agreement until the termination of the Facilities Lease, Seller shall fully perform all obligations pursuant to the Facilities Lease. In the event that Seller has failed to perform any provision of the Facilities Lease, Seller shall provide prompt written notice to Buyer thereof. Prior to Closing, Seller and Buyer shall enter into a sub-lease in form and substance acceptable to Seller and Buyer for the office space currently leased by Seller pursuant to the Facilities Lease (the “Sub-Lease”). The Sub-Lease shall contain the following terms, among others: (a) Buyer shall pay Seller monthly rent in an amount equal to twenty thousand dollars ($20,000) for up to one-year; and (b) upon two (2) months notice from Seller during the six (6) to twelve (12) months following the Closing Date, Buyer shall vacate the Premises. Seller shall obtain the consent and waiver of the landlord under the Facilities Lease to the Sub-Lease prior to Closing (“Sub-Lease Consent”).

5.23. Satisfaction of Liens. Prior to Closing Seller shall satisfy, pay and discharge the Encumbrances on the Purchased Assets other than Permitted Encumbrances.

5.24. Satisfaction of Excluded Liabilities. As soon as reasonably possible following Closing, Seller shall pay and satisfy all Excluded Liabilities.

5.25. Transition. Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Seller from maintaining the same business relationships with Buyer after the Closing as it maintained with Seller prior to the Closing.

5.26. Audited Financial Statements. In the event that Closing occurs on or after September 4, 2004, Seller shall prepare the Audited Financial Statements at Buyer’s reasonable expense.

5.27. Bridge Loan Waivers. Seller shall obtain the consent and waiver from each holder of warrants and notes issued in connection with bridge loans made to the Seller in February 2004 and April 2004, in form and substance acceptable to Buyer (“Bridge Loan Waivers”).

5.28. Warrant Holder Notices. Seller shall timely deliver or obtain the waiver of the notice required to be sent to the holders of warrants to Series A Preferred Stock.

ARTICLE VI

CLOSING

6.1. Conditions Precedent to Each Party’s Obligations. The respective obligations of each party to consummate the transactions contemplated by this Agreement and the Ancillary Agreements shall be conditioned upon all governmental waivers, governmental consents, governmental orders and governmental approvals required by law for the consummation of the transactions contemplated by this Agreement shall have been obtained and be in effect at the Closing Date.

6.2. Conditions Precedent to Buyer’s Obligations. Buyer’s obligation to consummate the transactions contemplated by this Agreement and the Ancillary Agreements shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived in writing by Buyer:

(a) Performance. Seller shall have performed in all material respects its agreements and covenants contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects (except to the extent a materiality exception has already been taken, then such representations and warranties shall be true and correct in all respects) on and as of the date made and on and as of the Closing Date unless an earlier date is specified as if made at and as of such date, and Buyer shall have received a certificate of the Chief Executive Officer, the President or a Vice President of Seller, in form and substance reasonably satisfactory to Buyer, to that effect.

(b) Secretary’s Certificate of Seller. Seller shall have delivered to Buyer a certificate, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer, of the Secretary or an Assistant Secretary of Seller certifying that: (i) attached thereto is a complete and correct copy of resolutions adopted by the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements executed in connection herewith, and that such resolutions, approvals and consents have not been amended or modified in any respect and remain in full force and effect as of the date thereof; (ii) that the persons named therein are duly elected, qualified and acting officers of Seller and that set forth therein is a genuine signature or true facsimile thereof for each such officer; and (iii) attached thereto is a complete and correct copy of resolutions adopted by the stockholders of Seller authorizing and approving the Sale at a meeting of stockholders duly held or pursuant to written consent under applicable laws, and that such resolutions, approvals and consents have not been amended or modified in any respect and remain in full force and effect as of the date thereof.

(c) Good Standing Certificates of Seller. Seller shall have delivered to Buyer a certificate of good standing dated not more than ten (10) days before the Closing Date, certifying that Seller is a corporation in good standing in its jurisdiction of formation.

(d) Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby or which would materially limit or adversely affect Buyer’s ownership or control of the Purchased Assets or the operation of the Business taken as a whole, and there shall not have been threatened, nor shall there by pending, any action or proceeding by or before any court or Governmental Authority or other regulatory or administrative agency or commission challenging any of the transactions contemplated by this Agreement or seeking monetary relief by reason of the consummation of such transactions or which might have a Material Adverse Effect.

(e) Liens. Buyer shall have received evidence of the cancellation and release of all Encumbrances in respect of the Purchased Assets other than Permitted Encumbrances along with evidence of the termination of any UCC-1 financing statements, or other such similar statements, acceptable to Buyer in its reasonable discretion.

(f) Absence of Material Adverse Effect. After the date hereof there shall not have occurred nor shall there exist any event or condition, which individually or in the aggregate, has had or reasonably could be expected to have a Material Adverse Effect or Material Real Estate Impairment.

(g) Ancillary Agreements. Seller shall have duly executed and delivered to Buyer the Escrow Agreement and such other Ancillary Agreements as may be necessary to consummate the transactions contemplated by this Agreement.

(h) Satisfactory Instruments of Transfer. Seller shall have delivered to Buyer duly executed copies of all instruments and documents required on Seller’s part to effectuate and consummate the transactions contemplated hereby, including, but not limited to, bills of sale, assumption agreements, assignment and assumption of leases and other conveyance documents, in form and substance satisfactory to Buyer, whereby all of Seller’s right, title and interest in and to the Purchased Assets and the Assumed Liabilities have been transferred and delivered to Buyer free and clear of any Encumbrances, other than Permitted Encumbrances.

(i) Required Consents. Seller shall have obtained all consents listed or required to be listed on Schedule 3.3 in form and substance reasonably satisfactory to Buyer.

(j) Opinion to Counsel. Buyer shall have received an opinion of Kirkpatrick & Lockhart, LLP, Seller’s counsel, substantially in the form attached hereto as Exhibit 6.2(j).

(k) Stockholder Consent. Seller shall have obtained Stockholder Approval.

(l) Third Party Business Intellectual Property. Seller shall have delivered to Buyer, Third Party Business Intellectual Property Licenses for all material Third Party Business Intellectual Property.

(m) Receipts of Business Employees. Buyer shall have received receipts from all Business Employees entitled to payment pursuant to Section 2.6(c)(v), to the effect that all such amounts owed to them by Seller have been paid in full and releasing Buyer from any liability in connection therewith.

(n) FIRPTA Certificate of Seller.

Seller shall have delivered to Buyer an affidavit of Seller stating, under penalties of perjury, Seller’s United States taxpayer identification number and that Seller is not a foreign person for purposes of Section 1445 of the Code.

(o) Transferred Employees. Prior to Closing, no less than fifty percent (50%) of the Business Employees to which Buyer has made offers of employment shall have accepted.

(p) Estoppel Certificates. Buyer shall have received fully executed Estoppel Certificates.

(q) Financial Statements. Buyer shall have received the Certified Financial Statements and any other financial information regarding Seller which Buyer is required to file with the Securities and Exchange Commission.

(r) Seller’s Working Capital Certificate. Buyer shall have received Seller’s Working Capital Certificate.

(s) Audited Financial Statement. In the event that Closing occurs on or after September 4, 2004, Seller shall have received on or prior to Closing the Audited Financial Statements.

(t) Sub-Lease and Consent. Buyer shall have received the Sub-Lease executed by Seller and the Sub-Lease Consent.

(u) Bridge Loan Waivers. Buyer shall have received the Bridge Loan Waivers.

(v) Warrant Holder Notices. Seller shall have timely delivered or obtained the waiver of the notice required to be sent to the holders of warrants to Series A Preferred Stock.

6.3. Conditions Precedent to Seller’s Obligations. Seller’s obligation to consummate the transactions contemplated hereby shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived in writing by Seller:

(a) Performance. Buyer shall have performed in all material respects its agreements and covenants contained in this Agreement required to be performed on or prior to the Closing Date, and the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects (except to the extent a materiality exception has already been taken, then such representations and warranties shall be true and correct in all respects) on and as of the date made and on and as of the Closing Date as if made at and as of such date, and Seller shall have received a certificate of the Chief Executive Officer, the President or a Vice President of Buyer, in form and substance reasonably satisfactory to Seller, to that effect.

(b) Secretary’s Certificates of Buyer. Buyer shall have delivered to Seller a certificate, dated as of the Closing Date, in form and substance reasonably satisfactory to Seller, of the Secretary or an Assistant Secretary of Buyer certifying (i) that attached thereto is a complete and correct copy of resolutions adopted by the board of directors of Buyer, authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements executed in connection herewith by Buyer and that such resolutions, approvals and consents have not been amended or modified in any respect and remain in full force and effect as of the date thereof, and (ii) that the persons named therein are duly elected, qualified and acting officers of Buyer and that set forth therein is a genuine signature or true facsimile thereof for each such officer.

(c) Good Standing Certificates of Buyer. Buyer shall have delivered to Seller a certificate of good standing dated not more than ten days before the Closing Date, certifying that such Buyer is a corporation in good standing in its jurisdiction of formation.

(d) Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby and there shall not have been threatened, nor shall there by pending, any action or proceeding by or before any court or Governmental Authority or other regulatory or administrative agency or commission challenging any of the transactions contemplated by this Agreement or seeking monetary relief by reason of the consummation of such transactions or which might have a Material Adverse Effect.

(e) Ancillary Agreements. Buyer shall have duly executed and delivered to Seller the Escrow Agreement and such other Ancillary Agreements as may be necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VII

INDEMNIFICATION AND SURVIVAL

7.1. Indemnification and Survival of Representations and Warranties and Covenants.

(a) Unless otherwise set forth herein, all of the covenants of the parties contained in this Agreement or any agreement or instrument delivered in connection with Closing, except as set forth in Section 7.1(c), shall survive the Closing and continue in full force and effect indefinitely. All representations and warranties shall survive Closing and continue in full force and effect during the period beginning on the Closing Date and ending eighteen (18) months thereafter, except that the representations and warranties in (i) Sections 3.6 and 3.13 shall survive indefinitely and (ii) Sections 3.12 and 3.17 shall survive for applicable statute of limitations period.

(b) Seller (an “Indemnifying Person”) agrees to indemnify and hold Buyer and its respective affiliates, officers, directors, employees, representatives and agents (such other party and each of the foregoing persons or entities is hereinafter referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) harmless from any and all Damages suffered by them arising out of, related to or resulting from a breach by the Indemnifying Person of its representations, warranties and covenants contained in this Agreement (“Breach”) provided that the Indemnified Person makes a written claim for indemnification against the Indemnifying Person.

(c) Seller agrees to indemnify Buyer and its respective affiliates, officers, directors, employees, representatives and agents (such other party and each of the foregoing persons or entities is hereinafter referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) for any and all Damages suffered by Buyer arising out of, related to or resulting from the Excluded Liabilities.

(d) Damages in each case shall be net of the amount of any insurance proceeds and indemnity and contribution actually recovered by the Indemnified Person after subtracting the cost of recovery and the amount of premiums paid and making adjustment for any premium increases.

(e) Upon the first anniversary of the Closing Date, Buyer shall direct the Escrow Agent to release to Seller the balance remaining in the Escrow Fund. Notwithstanding the preceding sentence, in the event there is an asserted or threatened, but unresolved claim for Damages for which Buyer has provided a Claim Notice (as defined below) to Seller, then, at Buyer’s option, the Indemnified Person’s entitlement to an amount from the Escrow Fund shall continue, and only amounts in excess of Buyer’s good faith estimate of Damages from the Escrow Fund shall be released until such claim is resolved.

7.2. Indemnification Procedures. In the event that any Indemnified Person incurs or suffers any Damages with respect to which indemnification may be sought pursuant to this Article VII, the Indemnified Person must assert the claim by giving to the Indemnifying Person written notice stating the nature, basis and amount, if known of the claim (“Claim Notice”). Within thirty (30) days of receipt of the Claim Notice, (“Response Period”) the Indemnifying Person shall respond to the Indemnifying Person in writing to accept or claim or to dispute the claim, in which event such response shall provide specific detail of any allegations in the Claim Notice that are disputed. In the event that the Indemnifying Person fails to responds within the thirty-day period or elects not to dispute the Claim Notice, then such claim shall conclusively be deemed to be an obligation of the Indemnifying Person and shall be paid in full within thirty (30) days following the end of the Response Period.

7.3. Limitations.

(a) Notwithstanding anything to the contrary herein, except in the event of fraud or willful misconduct with respect to the breach of any representation or warranty or gross negligence, fraud or willful misconduct with respect to the breach of any covenant, or except with respect to the Excluded Liabilities or Excluded Assets, (i) the aggregate liability of Seller for Damages under this Article VII shall not exceed Five Million Dollars ($5,000,000), and (ii) Seller shall not be required to make any indemnification payment pursuant to Section 7.1 for Damages resulting from any Breach until such time as the total amount of all Damages (including the Damages arising from such Breach and all other Damages arising from any other Breaches of its representations or warranties) that have been directly or indirectly suffered or incurred by Buyer, or to which Buyer has otherwise becomes subject, exceeds Fifty Thousand Dollars ($50,000) in the aggregate. If the total amount of such Damages exceeds Fifty Thousand Dollars ($50,000) in the aggregate, then Buyer shall be entitled to be indemnified against and compensated and reimbursed for the entire amount of such Damages, and not merely the portion of such Damages exceeding Fifty Thousand Dollars ($50,000). Any qualifications or exceptions relating to materiality or Material Adverse Effect with respect to any representations, warranties or covenants shall be disregarded for the purpose of determining the amount that an Indemnified Person shall be entitled to pursuant to this Article VII with respect to such representation, warranty or covenant.

(b) Except with respect to claims based on fraud, willful misconduct, gross negligence or with respect to Excluded Liabilities or Excluded Assets after Closing, the rights of the Indemnified Persons under this Article VII shall be the exclusive remedy of the Indemnified Persons with respect to claims resulting from or relating to the Excluded Liabilities or any misrepresentations, breach of warranty or failure to perform any covenant contained in this Agreement.

7.4. Dispute Resolution. In the event of any controversy or dispute arising out of or relating to this Agreement or the Escrow Agreement, or any breach thereof, or any Claim Notice disputed pursuant to the procedure in Section 7.2 which the parties are unable to resolve through negotiation, the party asserting such claim or breach shall give written notice (the “Dispute Notice”) to each other party setting forth in reasonable detail the nature of such claim or alleged breach. Such dispute if not otherwise resolved by the parties shall be settled by arbitration before a single arbitrator selected by the parties in accordance with the rules of the American Arbitration Association. If the parties fail to agree upon an arbitrator within fifteen (15) days after the date of the Dispute Notice, then Seller and Buyer, shall each select an arbitrator within the following ten (10) days, the two arbitrators selected by the parties shall select a third arbitrator within twenty (20) days, and all three arbitrators shall arbitrate the controversy or claim. The results of the arbitration shall be final binding upon the parties and not subject to appeal.

ARTICLE VIII

TERMINATION

8.1. Termination.

(a) Generally. This Agreement may be terminated at any time before the Closing Date by mutual written consent of Buyer and Seller; or

(b) Seller’s Termination. Seller may terminate this Agreement if:

(i) any of the conditions set forth in Sections 6.1 or 6.3 shall become impossible to fulfill other than for reasons within the control of Seller, and such conditions shall not have been satisfied or waived in accordance with Section 8.3; or

(ii) Buyer shall have: (A) failed to observe or perform in any material respect any of its covenants set forth in this Agreement that cannot be or has not been cured within thirty (30) days of the giving of written notice to Buyer of such failure or, (B) breached a representation or warranty contained in Article IV or Article V hereof, and such breach cannot be or has not been cured within thirty (30) days of the giving of written notice to Buyer of such breach, and the conditions set forth in Section 6.3(a) cannot be satisfied or has not been waived; or

(iii) the transactions contemplated hereby have not been consummated on or before November 1, 2004, provided that such failure to consummate the transaction is not due to the failure of Seller to comply in all material respects with its obligations under this Agreement.

(c) Buyer’s Termination. Buyer may terminate this Agreement if:

(i) any of the conditions set forth in Sections 6.1 or 6.2 shall become impossible to fulfill other than for reasons within the control of Buyer, and such conditions shall not have been satisfied or waived pursuant to Section 8.3; or

(ii) Seller shall have: (A) failed to observe or perform in any material respect any of their covenants set forth in this Agreement that cannot be or has not been cured within thirty (30) days of the giving of written notice to Seller of such failure or, (B) breached a representation or warranty contained in Article III or Article V hereof, and such breach cannot be or has not been cured within thirty (30) days of the giving of written notice to Seller of such breach, and the condition set forth in Section 6.2(a) cannot be satisfied; or

(iii) the transactions contemplated hereby have not been consummated on or before November 1, 2004, provided that such failure to consummate the transaction is not due to the failure of Buyer to comply in all material respects with its obligations under this Agreement.

8.2. Procedure and Effect of Termination. Upon termination of this Agreement by Seller or by Buyer under Section 8.1, written notice thereof shall forthwith be given to the other parties affected by such termination and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any of the parties. If this Agreement is terminated as provided herein, no party shall have any liability or further obligation to any other party to this Agreement, except as provided in Section 8.3 or Article IX, all of which shall survive the termination, or to the extent the termination is the direct result of a willful and material breach by the party of a representation or warranty or a material breach of a covenant contained in this Agreement.

8.3. Waiver. At any time prior to the Closing Date, the parties hereto may: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any such waiver shall not be deemed to be continuing or to apply to any future obligation or requirement of any party hereto provided herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of the party granting such extension or waiver.

ARTICLE IX

MISCELLANEOUS

9.1. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) if shipped outside of the United States, two Business Days after delivery to DHL, Federal Express or other internationally recognized two-day international express carrier, if sent for immediate delivery with fee prepaid; (ii) if shipped within the United States, one Business Day after delivery to Federal Express or other nationally recognized overnight express carrier, if sent for overnight delivery with fee prepaid, (iii) upon receipt if sent via facsimile with receipt confirmed, or (iv) upon receipt if delivered personally, addressed as follows or to such other address or addresses of which the respective party shall have notified the other:

If to Seller, to:

Optinel Systems, Inc.

6835 Deerpath Rd.

Elkridge, Maryland 21075

Attn: President

Fax No.: (410) 540-9341

With a copy to:

Kirkpatrick & Lockhart LLP

1800 Massachusetts Avenue, N.W.

Washington, D.C. 20036

Attn: Sidney R. Smith

Fax No.: (202) 778-9100

If to Buyer, to:

C-COR Incorporated

60 Decibel Road

State College, PA 16801

Attn: President

Fax No.: (814) 237-5574

and

Broadband Royalty Corporation

1105 North Market Street

Wilmington, Delaware 19801

Attn: President Fax No.: (302) 427-7663

With a copy to:

Ballard Spahr Andrews & Ingersoll, LLP

1735 Market Street, 51st Floor

Philadelphia, PA 19103

Attn: Brian D. Doerner

Fax No.: (215) 864-8999

9.2. Expenses. Except as otherwise provided in this Agreement, each party to this Agreement will bear all the fees, costs and expenses which are incurred by it in connection with the transactions contemplated hereby, whether or not such transactions are consummated.

9.3. Entire Agreement. The agreement of the parties, which is comprised of this Agreement and the Schedules hereto and the documents referred to herein, sets forth the entire agreement and understanding between the parties and supersedes any prior agreement or understanding, written or oral, relating to the subject matter of this Agreement. All Exhibits and Schedules referred to in this Agreement shall be attached hereto and are incorporated herein by reference.

9.4. Assignment; Binding Effect; Severability. This Agreement may not be assigned by any party hereto without the written consent of the other party, which consent shall not be unreasonably withheld. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors, legal representatives and permitted assigns of each party hereto. The provisions of this Agreement are severable, and in the event that any one or more provisions are deemed illegal or unenforceable the remaining provisions shall remain in full force and effect unless the deletion of such provision shall cause this Agreement to become materially adverse to any party, in which event the parties shall use best efforts to arrive at an accommodation which best preserves for the parties the benefits and obligations of the offending provision.

9.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania. If any provision of this Agreement is determined to contravene the laws of the Commonwealth of Pennsylvania, it shall be deemed to be modified to the extent necessary to comply with any such law or, if such modification is not possible under any such law, shall be deemed to be null and void, but shall not affect the obligations of the Parties hereto under any other provision of this Agreement. The parties hereto consent to the exclusive jurisdiction of the Federal District Court of the Middle District of Pennsylvania for all claims arising out of or relating to this Agreement.

9.6. Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Each of the parties agrees to accept and be bound by facsimile signatures hereto.

9.7. Public Announcement. Neither Seller nor Buyer shall, without the approval of the other parties hereto, make any press release or other public announcement concerning the terms of the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law, in which case such party shall use its best efforts to advise the other parties thereof and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued; provided that the foregoing shall not preclude communications or disclosures necessary to (a) implement the provisions of this Agreement, or (b) comply with accounting, securities laws and Securities and Exchange Commission disclosure obligations.

9.8. No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall, (a) confer on any Person other than the parties hereto and its successors or permitted assigns any rights (including third party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement, or (b) constitute the parties hereto as partners or as participants in a joint venture. This Agreement shall not provide third parties with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement.

9.9. Further Assurances. Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

9.10. Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, and (ii) reference to any Article or Section means such Article or Section hereof. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.

9.11. Amendments. No amendments, or variations of the terms or conditions of this Agreement shall be valid unless made in writing signed by all parties hereto.

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IN WITNESS WHEREOF, Buyer and Seller have caused this Agreement to be duly executed on its behalf by its duly authorized officer as of the day and year first written above.

SELLER

OPTINEL SYSTEMS, INC.

By:	/s/ Sandeep T. Vohra
Name:	Sandeep T. Vohra
Title:	President

BUYER

C-COR INCORPORATED

By:	/s/ David A. Woodle
David A. Woodle,
Chief Executive Officer

BROADBAND ROYALTY CORPORATION

By:	/s/ George M. Savereno
George M. Savereno
President

SCHEDULES FOR OPTINEL SYSTEMS, INC.

Schedule 2.1(a)	Purchased Assets

Schedule 2.2	Excluded Assets

Schedule 2.3	Assumed Liabilities

Schedule 2.4(k)	Excluded Liabilities

Schedule 2.6(i)	Revenue Recognition Policy

Schedule 2.8(a)	Non-Assignable Assets

Schedule 3.1	Organization

Schedule 3.3(a)	Violations

Schedule 3.3(b)	Required Consents, Approvals, etc.

Schedule 3.4	Financial Statements

Schedule 3.5	Changes Since December 31, 2003

Schedule 3.6	Assets/Encumbrances

Schedule 3.6.1	Permitted Encumbrances

Schedule 3.7	Personal Property Condition

Schedule 3.8	Permits; Licenses

Schedule 3.9	Litigation

Schedule 3.10(a)	Employee Matters

Schedule 3.10(b)	ERISA Plans

Schedule 3.10(d)	Group Health Plan ERISA Compliance

Schedule 3.10(f)	Termination Payments and Accelerated Benefits

Schedule 3.10(g)	Post-Employment Benefits

Schedule 3.10(h)(i)	Employee Salary

Schedule 3.10(h)(ii)	Employment Agreements

Schedule 3.10(i)	Labor Disputes

Schedule 3.10(k)	Parachute Payments

Schedule 3.11	Contracts

Schedule 3.12(a)	Environmental Compliance/Permits

Schedule 3.12(b)	Environmental Violations

Schedule 3.12(c)	Hazardous Substance Claims

Schedule 3.12(d)	Hazardous Substance Management

Schedule 3.12(e)	Hazardous Substance Disposal

Schedule 3.12(f)	Hazardous Substance Release

Schedule 3.12(g)	Notice of Hazardous Substance Release

Schedule 3.12(h)	Future Environmental Claims

Schedule 3.12(i)	Environmental Studies

Schedule 3.13	No Undisclosed Liabilities

Schedule 3.14	Warranty Claims

Schedule 3.15(a)	Location of Business Assets

Schedule 3.16(a)	Real Estate Leases

Schedule 3.16(b)	Possession of Leased Real Estate

Schedule 3.16(c)	Regulation and Maintenance of Leased Real Estate

Schedule 3.16(d)	Leased Real Estate Fees/Commissions

Schedule 3.16(e)	Casualties, Condemnation, Eminent Domain

Schedule 3.17(a)	Tax Matters

Schedule 3.18(a)	Business Intellectual Property

Schedule 3.18(b)	Intellectual Property Violations/Claims

Schedule 3.18(c)	Issued and Pending Intellectual Property

Schedule 3.18(c)(iv)	Intellectual Property Indemnification

Schedule 3.18(d)	Third Party Business Intellectual Property

Schedule 3.20	Accounts

Schedule 3.24(a)	Officers and Directors

Schedule 3.24(b)	Ownership of Officers and Employees

Schedule 3.25	Customers

Schedule 3.27	Suppliers

Schedule 5.5(a)	Business Employees

Schedule 5.5(b)	Transferred Employees

The Registrant, C-COR Incorporated, hereby agrees to furnish supplementally a copy of the omitted, above-referenced schedules to the Securities and Exchange Commission, upon its request.